Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

dated as of

November 21, 2021

among

GOODRICH PETROLEUM CORPORATION

PALOMA PARTNERS VI HOLDINGS, LLC

and

PALOMA VI MERGER SUB, INC.

i

ii

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of November 21, 2021 (this “Agreement”), is by and among Goodrich Petroleum Corporation, a Delaware corporation (the “Company”), Paloma Partners VI Holdings, LLC, a Delaware limited liability company (“Parent”), and Paloma VI Merger Sub, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”).

W I T N E S S E T H :

WHEREAS, the board of directors of the Company (the “Board”) has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger (collectively, the “Transactions”), are in the best interests of, and advisable to, the Company and its stockholders, (ii) approved, adopted and declared advisable this Agreement and the Transactions, including the Offer and the Merger, (iii) resolved that the Merger be effected pursuant to Section 251(h) of the DGCL and (iv) resolved, subject to the terms of this Agreement, to recommend that the stockholders of the Company tender their Shares into the Offer;

WHEREAS, the board of directors of Parent has unanimously approved and declared advisable and in the best interests of Parent and its members this Agreement and the Transactions;

WHEREAS, the board of directors of Merger Sub has approved and declared advisable and in the best interests of Merger Sub and Parent, as the sole stockholder of Merger Sub, this Agreement and the Transactions;

WHEREAS, on the terms and subject to the conditions set forth herein, Parent will cause Merger Sub to commence a tender offer (as it may be amended from time to time as permitted by this Agreement, the “Offer”) to purchase any and all of the outstanding shares of common stock of the Company, par value $0.01 per share (“Common Stock”) (each, a “Share”, and collectively, the “Shares”) at a price of $23.00 per Share (such amount per Share, the “Offer Price”), in cash, without interest;

WHEREAS, following consummation of the Offer, the parties hereto intend that the Company will be merged with and into Merger Sub, without a vote or approval of the Company’s stockholders in accordance with Section 251(h) of the DGCL, and with Merger Sub surviving the Merger as a wholly owned Subsidiary of Parent, as a result of which each outstanding Share (other than Shares owned by Parent, Merger Sub or their affiliates (as defined in Section 251(h) of the DGCL)) will be canceled and converted into the right to receive the Offer Price in cash, without interest, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, in connection with the execution and delivery of this Agreement and as a condition and inducement to the willingness of the Company to enter into this Agreement, EnCap Energy Capital Fund XI, LP, a Texas limited partnership and an Affiliate of Parent, has provided the Company a letter (the “Equity Commitment Letter”) committing to provide the funds necessary for Parent and Merger Sub to satisfy Parent’s Obligations (as defined in the Equity Commitment Letter) (such provision of funds being referred to herein as the “Equity Financing”);

WHEREAS, contemporaneously with the execution and delivery of this Agreement, (i) certain stockholders of the Company and (ii) certain holders of Convertible Notes, are each entering into a tender and support agreement pursuant to which each such Person has agreed, among other things, to tender all of the Shares beneficially owned by such Person and such Person’s Affiliates (as defined herein) in the Offer (each, a “Tender and Support Agreement” and the Persons referred to in clauses (i)-(ii), the “Supporting Stockholders); and

WHEREAS, Parent, Merger Sub and the Company desire to make the representations, warranties, covenants and agreements in connection with the Transactions, and to prescribe certain conditions to consummation of the Transactions, as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

Article 1
Definitions

Section 1.01            Definitions. As used herein, the following terms have the following meanings:

“1933 Act” means the Securities Act of 1933, as amended, and any rules, regulations or interpretations promulgated thereunder.

“1934 Act” means the Securities Exchange Act of 1934, as amended, and any rules, regulations or interpretations promulgated thereunder.

“Acceptance Time” has the meaning set forth in Section 2.01(e).

“Acquisition Proposal” means, other than the Transactions or any other proposal or offer by Parent or Merger Sub, any Third Party offer, proposal or inquiry relating to, or any Third Party indication of interest in (i) any acquisition or purchase, directly or indirectly, of 20% or more of the consolidated assets of the Company and its Subsidiaries or (ii) any tender offer, stock purchase, merger, consolidation, amalgamation, share exchange, business combination, sale of substantially all of the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries that would result in such Third Party becoming, directly or indirectly, the beneficial owner (as such term is defined in Rule 13d-3 of the rules and regulations promulgated under the 1934 Act) of 20% or more of the total voting power of the Equity Securities of the Company.

“Action” means any action, cause of action, suit, litigation or arbitration, (including any civil, criminal, administrative, regulatory, appellate or other proceeding), whether at equity or at law, in contract, in tort or otherwise.

“Adverse Recommendation Change” has the meaning set forth in Section 7.03(a).

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly controls, is controlled by or is under common control with such Person; provided that for purposes of this Agreement, prior to the Closing, Parent and its Affiliates shall not be deemed to be Affiliates of the Company and its Subsidiaries, and the Company and its Subsidiaries shall not be deemed to be Affiliates of Parent and its Affiliates.

“Agreement” has the meaning set forth in the Preamble.

“Anti-Takeover Law” has the meaning set forth in Section 5.25.

“Applicable Date” has the meaning set forth in Section 5.07(a).

“Applicable Law” means, with respect to any Person, any federal, state, local, foreign, international or transnational law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, permit, injunction, judgment, award, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding on or applicable to such Person.

“Board of Directors” has the meaning set forth in the Recitals.

“boe” means barrels of crude oil or other liquid Hydrocarbons equivalent.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York or Houston, Texas are authorized or required by Applicable Law to close.

“Certificates” has the meaning set forth in Section 3.03(a).

“Closing” has the meaning set forth in Section 3.01(b).

“Code” means the Internal Revenue Code of 1986.

“Collective Bargaining Agreement” means any written agreement, memorandum of understanding or other contractual obligation between the Company or any of its Subsidiaries and any labor organization or other authorized employee representative representing Service Providers.

“Common Stock” has the meaning set forth in the Recitals.

“Company” has the meaning set forth in the Preamble.

“Company 10-K” means the Company’s annual report on Form 10-K for the year ended December 31, 2020.

“Company 401(k) Plan” has the meaning set forth in Section 8.03(d).

“Company Balance Sheet” means the audited consolidated balance sheet of the Company as of the Company Balance Sheet Date and the footnotes thereto set forth in the Company 10-K.

“Company Balance Sheet Date” means December 31, 2020.

“Company Board Recommendation” has the meaning set forth in Section 5.02(b).

“Company IP” means all Intellectual Property owned, used or held for use by the Company or any of its Subsidiaries in its business as conducted as of the date hereof.

“Company Credit Agreement” means the Second Amended and Restated Senior Secured Revolving Credit Agreement, dated as of May 14, 2019 among the Company, as parent, Goodrich Petroleum Company, L.L.C., as borrower, the First Lien Administrative Agent, and the other lenders parties thereto from time to time, as amended.

“Company Disclosure Documents” has the meaning set forth in Section 5.09(a).

“Company Disclosure Schedule” means the disclosure schedule dated the date hereof incorporated in and made part of this Agreement that has been provided by the Company to Parent and Merger Sub.

“Company Employee” means, as of any time, any employee of the Company or any of its Subsidiaries.

“Company Equity Plan” means the Goodrich 2016 Long Term Incentive Plan (formerly known as the Management Incentive Plan), as amended from time to time prior to the date of this Agreement.

“Company Financial Advisor” has the meaning set forth in Section 5.24.

“Company Independent Petroleum Engineers” has the meaning set forth in Section 5.26(a).

“Company Material Adverse Effect” means any event, circumstance, change, occurrence, development or effect that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the financial condition, business, assets, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that a “Company Material Adverse Effect” shall not include any event, circumstance, change, occurrence, development or effect to the extent resulting from or arising in connection with (i) conditions (or changes in such conditions) in the oil and gas exploration and production industry (including changes in commodity prices, general market prices and regulatory changes affecting the industry); (ii) general economic, political or financial or securities market conditions, (iii) acts of war, terrorism, military actions or the escalation thereof, earthquakes, hurricanes, tornadoes or other natural disasters; (iv) changes in GAAP, in the interpretation of GAAP, in the accounting rules and regulations of the SEC, or changes in Applicable Law; (v) the taking of any action (or the failure to take any action) by the Company or any Subsidiary of the Company to the extent the taking of such action (or failure to take such action) is expressly required or contemplated by this Agreement or such action was taken in accordance with the prior written request of, or with the written consent of, Parent or Merger Sub (provided that this clause (v) shall not apply to the representations and warranties that, by their terms, speak specifically of the consequences arising out of the execution or performance of this Agreement or the consummation of the Transactions); (vi) the execution, delivery or performance of this Agreement or the announcement or consummation of the Transactions or the identity of or any facts or circumstances relating to Parent or any of its Affiliates, including the impact of any of the foregoing on the relationships, contractual or otherwise, of the Company or any of its Subsidiaries with customers, suppliers, service providers, employees, Governmental Authorities or any other Persons (provided that this clause (vi) shall not apply to the representations and warranties that, by their terms, speak specifically of the consequences arising out of the execution or performance of this Agreement or the consummation of the Transactions); (vii) any Action arising out of, resulting from or related to the Transactions or any demand, Action, claim or proceeding for appraisal of any Shares pursuant to the DGCL in connection herewith; (viii) any epidemic, pandemic or disease outbreak (including the COVID-19 pandemic) or the evolution of any COVID-19 Measures or other restrictions that relate to, or arise out of, any epidemic, pandemic or disease outbreak (including the COVID-19 pandemic) and any COVID-19 Responses; or (ix) any decrease or decline in the market price or trading volume of the Shares or any failure by the Company to meet any projections, forecasts or revenue or earnings predictions of the Company or of any securities analysts (provided that, in the case of this clause (ix), the underlying cause of any such decrease, decline or failure may be taken into account in determining whether a Company Material Adverse Effect has occurred except to the extent otherwise excluded pursuant to another clause in this definition), except, in the case of each of clauses (i), (ii), (iii), and (iv), to the extent that such event, circumstance, change, occurrence, development or effect disproportionately affects the Company and its Subsidiaries, taken as a whole, relative to other Persons engaged in the upstream oil and gas exploration and development industry, in which case, to the extent not otherwise excluded pursuant to another clause of this definition, such disproportionate effects and the events and circumstances underlying such disproportionate effects may be taken into account in determining whether a “Company Material Adverse Effect” has occurred.

“Company Phantom Stock Award” means each award of phantom stock subject to time-based vesting that corresponds to Shares granted under the Company Equity Plan that is outstanding immediately prior to the Effective Time.

“Company Performance Award” means each award of phantom stock subject to performance-based vesting that corresponds to Shares granted under the Company Equity Plan that is outstanding immediately prior to the Effective Time.

“Company Reserve Report” has the meaning set forth in Section 5.26(a).

“Company Restricted Stock Award” means each award of restricted Shares granted under the Company Equity Plan that is outstanding immediately prior to the Effective Time.

“Company SEC Documents” has the meaning set forth in Section 5.07(a).

“Company Securities” has the meaning set forth in Section 5.05(b).

“Company Software” means Software that is used in the business of the Company and its Subsidiaries.

“Company Stock Awards” has the meaning set forth in Section 3.05(d).

“Company Subsidiary Securities” has the meaning set forth in Section 5.06(b).

“Company VDR” means the electronic data room(s) as in existence on the date of this Agreement, created by or on behalf of the Company and made available to Parent in order to facilitate Parent’s due diligence investigation of the Company conducted prior to the date of this Agreement.

“Compensatory Obligations” has the meaning set forth in Section 8.03(h).

“Confidentiality Agreement” means that certain Confidentiality Agreement, by and between the Company and Parent, dated as of August 19, 2021.

“Consideration Fund” has the meaning set forth in Section 3.03(a).

“Continuing Employee” means each Company Employee employed by the Company or any of its Subsidiaries immediately prior to the Effective Time whose employment with the Surviving Corporation (or Parent or any of its Affiliates) continues after the Effective Time.

“Contract” means any contract, legally binding commitment, license, promissory note, loan, bond, mortgage, indenture, lease or other legally binding instrument or agreement (whether written or oral).

“control” (including the terms “controlled,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Convertible Notes” means the 13.50% convertible second lien senior secured notes due 2023 issued by the Company pursuant to the Indenture.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Applicable Law related to COVID-19 (or any other epidemic, pandemic or disease outbreak).

“COVID-19 Responses” means any reasonable action taken or omitted to be taken that is reasonably determined to be necessary or prudent to be taken in response to COVID-19 (or any other epidemic, pandemic or disease outbreak) or any of the measures described in the definition of “COVID-19 Measures”, including the establishment of any policy, procedure or protocol.

“D&O Insurance” has the meaning set forth in Section 8.02(d).

“Derivative Transaction” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction in each case relating to one or more currencies, commodities (including, without limitation, natural gas, natural gas liquids, crude oil and condensate), interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any put, call or other option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

“DGCL” means the General Corporation Law of the State of Delaware.

“Effective Time” has the meaning set forth in Section 3.01(c).

“Electronic Delivery” has the meaning set forth in Section 12.10.

“Eligible Warrant” has the meaning set forth in Section 3.06(a).

“e-mail” has the meaning set forth in Section 12.01.

“Employee Plan” means any material (i) “employee benefit plan” as defined in Section 3(3) of ERISA (regardless of whether such plan is subject to ERISA), (ii) compensation, employment, consulting, severance, termination protection, change in control, transaction bonus, retention or similar plan, agreement, arrangement, program or policy or (iii) other plan, agreement, arrangement, program or policy providing for compensation, bonuses, profit-sharing, equity or equity-based compensation or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangement), medical, dental, vision, prescription or fringe benefits, life insurance, relocation or expatriate benefits, perquisites, disability or sick leave benefits, employee assistance program, or post-employment or retirement benefits (including compensation, pension, health, medical or insurance benefits), in each case, whether or not written that is sponsored, maintained, administered, contributed to, or required to be contributed to, by the Company or any of its Subsidiaries.

“End Date” has the meaning set forth in Section 11.01(b)(i).

“Environmental Laws” means any Applicable Laws (including Environmental Permits) or any legally binding consent order or decree issued by any Governmental Authority, relating to protection of the environment (including without limitation ambient air surface water, groundwater, land surface or subsurface strata), health and safety (solely as it relates to exposure to Hazardous Substances or contamination in the environment), natural resources, the prevention of pollution, or to the generation, use, management, transportation, storage, disposal, treatment or release of Hazardous Substances.

“Environmental Permits” means all Permits required under Environmental Laws and required for the business of the Company or any of its Subsidiaries as currently conducted.

“Equity Commitment Letter” has the meaning set forth in the Recitals.

“Equity Financing” has the meaning set forth in the Recitals.

“Equity Securities” means, with respect to any Person, (i) any shares of capital or capital stock, partnership, membership, or similar interest, or other voting securities of, or other ownership interest in, such Person, (ii) any securities of such Person convertible into or exchangeable for cash or shares of capital or capital stock or other voting securities of, or other ownership interests in, such Person, (iii) any warrants, calls, options or other rights to acquire from such Person, or other obligations of such Person to issue, any shares of capital or capital stock or other voting securities of, or other ownership interests in, or securities convertible into or exchangeable for shares of capital or capital stock or other voting securities of, or other ownership interests in, such Person, and (iv) any restricted shares, stock appreciation rights, restricted units, performance. units, contingent value rights, “phantom” stock or similar securities or rights issued by or with the approval of such Person that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital or capital stock or other voting securities of, other ownership interests in, or any business, products or assets of, such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Expiration Time” has the meaning set forth in Section 2.01(c).

“Fraud” means actual fraud by a Person, which involves a knowing and intentional or willful misrepresentation or omission of a material fact with respect to the making of any representation or warranty set forth in Article 5 or Article 6 (as applicable) or in the corresponding representations or warranties set forth in the Company’s certificate to be delivered pursuant to clause (E) of Annex I and, in each case, does not include any fraud claim based on negligent misrepresentation, recklessness or any equitable fraud or promissory fraud.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means any transnational, domestic or foreign federal, state, provincial, local or other governmental, regulatory or administrative authority, department, court, agency, commission or official, including any political subdivision thereof, or any other governmental or quasi-governmental (including self-regulatory) authority or instrumentality.

“Hazardous Substance” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, in each case, that is regulated under any Applicable Law pertaining to the environment, including but not limited to (i) petroleum and petroleum products, including crude oil and any fractions thereof; (ii) natural gas, synthetic gas and any mixtures thereof; (iii) polychlorinated biphenyls; (iv) asbestos or asbestos-containing materials; (v) radioactive materials; (vi) produced waters; and (vii) per- and polyfluoroalkyl substances.

“Hydrocarbons” means any hydrocarbon-containing substance, crude oil, natural gas, condensate, drip gas and natural gas liquids, coalbed gas, casinghead gas, ethane, propane, iso-butane, nor-butane, gasoline, scrubber liquids and other liquids or gaseous hydrocarbons or other substances (including minerals or gases), or any combination thereof, produced or associated therewith.

“Indemnified Person” has the meaning set forth in Section 8.02(a).

“Indenture” means that certain Indenture, dated as of March 9, 2021, by and between the Company, Goodrich Petroleum Company L.L.C., as the initial Subsidiary Guarantor, and Wilmington Trust, National Association, as trustee and Collateral Agent.

“Intellectual Property” means any and all intellectual property rights or similar proprietary rights arising from or under the Applicable Laws of the United States of America or any other jurisdiction including rights in all of the following: (i) trademarks, service marks, trade names, slogans, logos, brand names, certification marks, trade dress, domain names, social media accounts, and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application, (ii) inventions, whether patentable or not, all improvements thereto, utility models, supplementary protection certificates, patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), and any renewals, reexaminations, substitutions, extensions or reissues thereof, in any jurisdiction, (iii) Trade Secrets, (iv) all works of authorship, in any jurisdiction, and any and all copyright rights, whether registered or not, and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof, (v)  data and database rights, design rights, industrial property rights, publicity rights and privacy rights and (vi) Software.

“Intervening Event” has the meaning set forth in Section 7.03(b)(ii).

“IRS” has the meaning set forth in Section 5.18(e).

“ISDA Master Agreement” means an agreement based on the Master Agreement (Multicurrency-Cross Border) published by the International Swap and Derivatives Association, Inc., as in effect from time to time.

“IT Assets” means computers, Software, middleware, servers, workstations, routers, hubs, switches, data communications lines, all other information technology equipment, and all associated documentation.

“Knowing and Intentional Breach” means a material breach of or a material failure to perform any of the covenants or other agreements contained in this Agreement that is a consequence of an act undertaken by the breaching party with the knowledge that the taking of such act, or failure to act, after reasonable inquiry, would, or would be reasonably expected to, result in a breach of this Agreement. In the case of any covenant in which a party hereto agrees to cause an Affiliate to take or omit to take an action, the failure of such Affiliate to act as specified that would be a Knowing and Intentional Breach of such Affiliate if it were a party hereto and bound by such covenant will be treated as a Knowing and Intentional Breach by the party agreeing to cause such Affiliate to take or omit to take an action.

“Knowledge” means, (i) with respect to the Company, the actual knowledge of the individuals listed on Section 1.01(i) of the Company Disclosure Schedule after inquiry of their direct reports as listed on Section 1.01(i) of the Company Disclosure Schedule and (ii) with respect to Parent, the knowledge of the individuals listed on Section 1.01(ii) of the Parent Disclosure Schedule.

“Lease” has the meaning set forth in Section 5.16(c).

“Lien” means, with respect to any property or asset, any mortgage, lien, license, sublicense, pledge, option, hypothecation, adverse right, restriction, charge, security interest, right of first refusal, restriction on transfer and assignment, encumbrance or other adverse claim of any kind or nature whatsoever, whether contingent or absolute, or any agreement, option, right or privilege (whether by Applicable Law, Contract or otherwise) capable of becoming any of the foregoing,  in respect of such property or asset.

“Malicious Code” means any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “worm,” “spyware” (as such terms are commonly understood in the software industry) or any other software code designed to have any of the following functions: (i) disrupting, disabling or harming the operation of, or providing unauthorized access to, any software, system, network or other device, including disabling a computer program automatically with the passage of time or under the positive control of a Person other than an authorized licensee or owner of the software or (ii) compromising the privacy or data security of a user or damaging or destroying any data or file, in each case, without authorization and without the applicable user’s consent.

“Material Contract” has the meaning set forth in Section 5.21(a).

“Merger” has the meaning set forth in Section 3.01(a).

“Merger Consideration” has the meaning set forth in Section 3.02(a).

“Merger Sub” has the meaning set forth in the Preamble.

“Minimum Condition” has the meaning set forth in Annex I.

“MMcf” means million cubic feet of natural gas.

“NYSE American” means the NYSE American.

“O&C Budget” has the meaning set forth in Section 7.01(e).

“Offer” has the meaning set forth in the Recitals.

“Offer Commencement Date” has the meaning set forth in Section 2.01(a).

“Offer Conditions” has the meaning set forth in Section 2.01(a).

“Offer Documents” has the meaning set forth in Section 2.01(f).

“Offer Price” has the meaning set forth in the Recitals.

“officer” means an individual who is an “officer” of the Company (as defined under Rule 16a-1(f) under the 1934 Act).

“Oil and Gas Leases” means all leases, subleases, licenses or other occupancy or similar agreements (including any series of related leases with the same lessor) under which a Person leases, subleases or licenses or otherwise acquires or obtains rights in and to Hydrocarbons from real property interests.

“Oil and Gas Properties” means all interests in and rights with respect to (a) oil, gas, mineral, and similar properties of any kind and nature, including working, leasehold and mineral interests and operating rights and royalties, non-participating royalty interests, overriding royalties, production payments, net profit interests and other non-working interests and non-operating interests (including all Oil and Gas Leases, farmin agreements, farmout agreements, operating agreements, unitization and pooling agreements and orders, participation agreements, development agreements, communitization agreements, division orders, transfer orders, mineral deeds, royalty deeds, term assignments or other similar agreements or instruments, surface interests, fee interests, reversionary interests, reservations and concessions and (b) all Wells located on or producing from such leases and properties.

“Opt-Out Holders” has the meaning set forth in Section 3.06(a).

“ordinary course of business” means any action taken by the Company or any of its Subsidiaries in the ordinary course of its business and shall include such actions taken or omitted to be taken by the Company or such Subsidiaries (i) that are reasonable in light of the then-current operating conditions and developments with respect to its business, directly or indirectly, in response to or in connection with COVID-19, its impact on economic conditions or actions taken by any Governmental Authority in response thereto or (ii) that directly or indirectly result from the occurrence of any circumstance listed in prongs (i)-(iv) or (viii) of the definition of “Company Material Adverse Effect”.

“Organizational Documents” means (a) with respect to a corporation, the charter, articles or certificate of incorporation, as applicable, and bylaws thereof, (b) with respect to a limited liability company, the certificate of formation or organization, as applicable, and the operating or limited liability company agreement thereof, (c) with respect to a partnership, the certificate of formation and the partnership agreement, and (d) with respect to any other Person the organizational, constituent and/or governing documents and/or instruments of such Person.

“Owned IP” has the meaning set forth in Section 5.15(c).

“Parent” has the meaning set forth in the Preamble.

“Parent 401(k) Plan” has the meaning set forth in Section 8.03(a).

“Parent Material Adverse Effect” means any event, circumstance, change, occurrence, development or effect that has had or would reasonably be expected, individually or in the aggregate, to materially delay, or have a material adverse effect on Parent’s or Merger Sub’s ability to consummate the Transactions.

“Parent’s Obligations” has the meaning set forth in Section 6.10(a).

“Parent Shares” has the meaning set forth in Section 6.09.

“Paying Agent” has the meaning set forth in Section 3.03(a).

“Permits” means each grant, license, franchise, permit, easement, variance, exception, exemption, waiver, consent, certificate, certification, registration, accreditation, approval, order, qualification or other similar authorization of any Governmental Authority.

“Permitted Liens” means (a) rights-of-way, servitudes, permits, surface leases and other similar rights in respect of surface operations, and easements for pipelines, facilities, streets, alleys, highways, telephone lines, power lines, railways, removal of timber, grazing, logging operations, canals, ditches, reservoirs and other easements and rights-of-way, on, over or in respect of any of the properties of the Company or any of its Subsidiaries, that are customarily granted in the oil and gas industry and do not materially interfere with or detract from the operation, value or use of the property or asset affected as currently used or operated by the Company or any of its Subsidiaries; (b) contractual or statutory carriers’, warehousemen’s, mechanics’, materialmen’s, journeyman’s, laborers’, suppliers’ and vendors’ liens and other similar Liens arising in the ordinary course of business for amounts not yet delinquent; (c) Liens for Taxes not yet delinquent or, in all instances, if delinquent, that are being contested in good faith by appropriate actions and that are adequately reserved for in the applicable financial statements of the Company in accordance with GAAP; (d) Production Burdens payable to Third Parties that are deducted in the calculation of discounted present value in the Company Reserve Report; (e) Liens arising in the ordinary course of business under operating agreements, joint venture agreements, partnership agreements, Oil and Gas Leases, farm-out agreements, division orders, contracts for the sale, purchase, transportation, processing or exchange of oil, gas or other Hydrocarbons, unitization and pooling declarations and agreements, area of mutual interest agreements, development agreements, joint ownership arrangements and other agreements that are customary in the oil and gas business, provided, however; that, in each case, such Lien (i) secures obligations that are not indebtedness or a deferred purchase price and are not delinquent and (ii)  would not have, individually or in the aggregate, a Company Material Adverse Effect on the value, use or operation of the property encumbered thereby; (f) applicable zoning, planning, entitlement, building codes and other governmental rules and regulations imposed by a Governmental Authority having jurisdiction over the real property; (g) the terms and conditions of the leases, subleases, licenses, sublicenses or other occupancy agreements pursuant to which the Company or any of its Subsidiaries is a tenant, subtenant or occupant (other than in connection with any breach thereof); (h) Liens, exceptions, defects or irregularities in title, easements, imperfections of title, claims, charges, security interests, rights-of-way, covenants, restrictions and other similar matters that would be accepted by a reasonably prudent purchaser of oil and gas interests, that would not reduce the net revenue interest share of the Company or its Subsidiaries, in any Oil and Gas Lease below the net revenue interest share shown in the Company Reserve Report with respect to such lease (now or in the future), or increase the working interest of the Company or of its Subsidiaries, in any Oil and Gas Lease above the working interest shown on the Company Reserve Report with respect to such lease (now or in the future) and, in each case, that would not have, individually or in the aggregate, a Company Material Adverse Effect; (i) licenses to or for Intellectual Property granted in the ordinary course of business; (j) as to a party, Liens resulting from any facts or circumstances relating to the other parties or their respective Affiliates; (k) Liens existing under the Company Credit Agreement or in connection with the Convertible Notes; and (l) Liens specifically reflected on the face of the financial statements included in the Company SEC Documents filed prior to the date hereof.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority or any “group” within the meaning of Section 13(d) of the 1934 Act.

“Preferred Shares” has the meaning set forth in Section 5.05(a).

“Privacy Laws” means Applicable Law regarding collecting, accessing, using, disclosing, electronically transmitting, securing, sharing, transferring and storing personally identifiable data (as defined under Applicable Law), including federal, state or foreign laws or regulations regarding (i) data privacy and information security, (ii) data breach notification (as applicable) and/or (iii) trespass, computer crime and other Applicable Law governing unauthorized access to or use of electronic data.

“Production Burdens” means any royalties (including lessor’s royalties), overriding royalties, production payments, net profit interests or other burdens upon, measured by or payable out of Hydrocarbon production.

“Registered IP” means all Owned IP that is registered with any Governmental Authority, including all patents, registered copyrights, registered trademarks, all applications for any of the foregoing, and Internet domain names.

“Representatives” has the meaning set forth in Section 7.02.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“Schedule 14D-9” has the meaning set forth in Section 2.01(f).

“Schedule TO” has the meaning set forth in Section 2.01(f).

“SEC” means the U.S. Securities and Exchange Commission.

“Service Provider” means any director, officer, employee or individual independent contractor of the Company or any of its Subsidiaries.

“Shares” has the meaning set forth in the Recitals.

“Software” means (i) computer programs, including operating systems, applications, firmware, software implementations of algorithms, models and methodologies, whether in source code or object code, or other software code; and (ii) all documentation, including user manuals and other training documentation, related to any of the foregoing.

“Solvent” has the meaning set forth in Section 6.09.

“Stockholder List Date” has the meaning set forth in Section 2.02(a).

“Subsidiary” means, with respect to any Person, any other Person of which (A) such Person or any of its Subsidiaries is a general partner or holds a majority of the voting interests of a partnership or (B) securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions (or, if there are no such ownership interests having ordinary voting power, 50% or more of the equity interests of which) are directly or indirectly owned or controlled by such Person.

“Superior Proposal” has the meaning set forth in Section 7.03(f).

“Supporting Stockholders” has the meaning set forth in the Recitals.

“Surviving Corporation” has the meaning set forth in Section 3.01(a).

“Tax” means (i) all taxes, assessments, duties, levies, imposts or other similar charges in the nature of a tax imposed by a Governmental Authority, including income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, customs duties, capital stock, franchise profits, withholding (including backup withholding), social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, ad valorem, value added, alternative or add-on minimum or estimated tax or any other tax of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount, whether disputed or not, and any liability for any of the foregoing by reason of assumption, transferee or successor liability or operation of Applicable Law, (ii) in the case of the Company or any of its Subsidiaries, liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Effective Time a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability of the Company or any of its Subsidiaries is determined or taken into account with reference to the activities of any other Person, and (iii) in the case of the Company or any of its Subsidiaries, liability for the payment of any amount of the type described in clause (i) or (ii) as a result of being party to any Tax Sharing Agreement.

“Tax Return” means any report, return, document, claim for refund, information return, declaration or statement or filing with respect to Taxes (and any amendments thereof), including any schedules or documents with respect thereto or accompanying payments of estimated Taxes.

“Tax Sharing Agreements” means any agreement or arrangement (whether or not written) binding the Company or any of its Subsidiaries that provides for the allocation, apportionment, sharing, indemnification or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person’s Tax liability (other than any commercial contract the principal subject matter of which is not related to Taxes).

“Tender and Support Agreement” has the meaning set forth in the Recitals.

“Termination Fee” means an amount equal to $15,000,000.

“Third Party” means any Person other than Parent or any of its Affiliates.

“Trade Secrets” means trade secrets and other confidential know-how and confidential information and rights in any jurisdiction, including confidential recipes, formulae, concepts, methods, techniques, procedures, processes, schematics, prototypes, models, designs, customer lists and supplier lists.

“Transactions” has the meaning set forth in the Recitals.

“Uncertificated Shares” has the meaning set forth in Section 3.03(a).

“WARN” means the Worker Adjustment and Retraining Notification Act and any comparable foreign, state or local law.

“Warrant” means each warrant to purchase Common Stock issued pursuant to the Warrant Agreement.

“Warrant Agreement” means that certain Warrant Agreement for Warrants to Purchase Common Stock between the Company and American Stock Transfer & Trust Company, LLC, as warrant agent, dated as of October 12, 2016.

“Wells” means all oil or gas wells, whether producing, operating, shut-in or temporarily abandoned, located on an Oil and Gas Lease or any pooled, communitized or unitized acreage that includes all or a part of such Oil and Gas Lease or otherwise associated with an Oil and Gas Property of the applicable Person or any of its Subsidiaries, together with all oil, gas and mineral production from such well.

Section 1.02            Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits, Annexes and Schedules are to Articles, Sections, Exhibits, Annexes and Schedules of this Agreement unless otherwise specified. All Exhibits, Annexes and Schedules (including the Company Disclosure Schedule) annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit, Annex or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any Applicable Law shall be deemed to refer to such Applicable Law as amended from time to time and, if applicable, to any rules, regulations or interpretations promulgated thereunder. References to any Contract are to that Contract as amended, modified, supplemented, extended or renewed from time to time in accordance with the terms hereof and thereof; provided that with respect to any Contract listed on any schedule hereto, all such amendments, modifications, supplements, extensions or renewals must also be listed in the appropriate schedule or otherwise be filed as part of the Company SEC Documents. References to any Person include the successors and permitted assigns of that Person. References to a “party” or the “parties” means a party or the parties to this Agreement unless the context otherwise requires. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. Whenever this Agreement requires Merger Sub to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause Merger Sub to take such action. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and each has been represented by counsel of its choosing and, in the event of an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by such parties and no presumption or burden of proof will arise favoring or disfavoring any party due to the authorship of any provision of this Agreement. References to “law”, “laws” or to a particular statute or law shall be deemed also to include any Applicable Law. Unless otherwise specifically indicated, all references to “dollars” and “$” will be deemed references to the lawful money of the United States of America. Any document or item will be deemed “furnished,” “delivered,” “provided,” or “made available” if such document or item is (A) posted in the Company VDR prior to the date hereof or (B) actually (including electronically) delivered or provided to Parent or Merger Sub or its Representatives prior to the date hereof.

Article 2
The Offer

Section 2.01           The Offer.

(a)            Provided that (i) this Agreement shall not have been terminated in accordance with Section 11.01 and (ii) the Company is not then in material breach of Section 2.01(f), as promptly as practicable after the date hereof (but in no event later than November 29, 2021), Merger Sub shall (and Parent shall cause Merger Sub to) commence (within the meaning of Rule 14d-2 under the 1934 Act) the Offer. The Offer shall be subject to the conditions set forth in Annex I hereto (the “Offer Conditions”). The date on which Merger Sub commences the Offer is referred to as the “Offer Commencement Date.”

(b)            Merger Sub expressly reserves the right to waive any of the Offer Conditions and to make any change in the terms of or conditions to the Offer; provided that, Merger Sub shall waive the condition set forth in clause (H) of Annex I if, but only if, directed by the Company at any time and from time to time; provided, further, that, without the prior written consent of the Company, Merger Sub shall not:

(i)            waive or change the Minimum Condition (as defined in Annex I) or the condition set forth in clause (H) of Annex I;

(ii)           decrease the Offer Price other than in the manner required by Section 3.07;

(iii)          change the form of consideration to be paid in the Offer;

(iv)          decrease the number of Shares sought to be purchased in the Offer;

(v)           extend or otherwise change the Expiration Time except as otherwise provided herein; or

(vi)            impose additional Offer Conditions or otherwise amend, modify or supplement any of the Offer Conditions or other terms of the Offer in any manner that broadens such conditions or is otherwise adverse to the holders of the Shares.

(c)            The Offer shall expire immediately after 11:59 p.m. (New York City time) on the date that is 20 business days (calculated as set forth in Rule 14d-1(g)(3) under the 1934 Act) after the Offer Commencement Date (such time, the “Expiration Time”), unless the period of time for which the Offer is open shall have been extended pursuant to, and in accordance with, the provisions of this Section 2.01 (in which event the term “Expiration Time” shall mean the earliest time and date that the Offer, as so extended, may expire).

(d)            Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, unless this Agreement shall have been terminated in accordance with Section 11.01, (i) Merger Sub shall extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer or any period otherwise required by the rules and regulations of the NYSE American or Applicable Law and (ii) if, at the initial Expiration Time or any subsequent time as of which the Offer is scheduled to expire, any of the Offer Conditions have not been satisfied or waived, then Merger Sub shall extend (and re-extend) the Offer and its expiration date beyond the initial Expiration Time or such subsequent Expiration Time for successive extension periods of up to ten (10) business days (the length of each such individual extension period not to exceed ten (10) business days (calculated as set forth in Rule 14d-1(g)(3) under the 1934 Act)); provided, however, that notwithstanding the foregoing clauses (i) and (ii), in no event shall Merger Sub be required to extend the Offer beyond the End Date unless Parent is not then permitted to terminate this Agreement pursuant to Section 11.01(b)(i), in which case Merger Sub shall, unless otherwise determined by the Company, be required to extend the Offer beyond the End Date; and provided further, that in no event shall Merger Sub be permitted to terminate the Offer prior to the Expiration Time, unless this Agreement has been previously terminated. In the event this Agreement is terminated pursuant to Section 11.01, Merger Sub shall (and Parent shall cause Merger Sub to) promptly (and in any event within 24 hours of such termination), irrevocably and unconditionally terminate the Offer and not acquire any Shares pursuant thereto. If the Offer is terminated by Merger Sub prior to the acceptance for payment and payment for Shares tendered in the Offer, Merger Sub shall promptly return (or cause to be returned), in accordance with Applicable Law, all tendered Shares to the registered holders thereof.

(e)            Upon the terms and subject to the conditions set forth in this Agreement and to the satisfaction or waiver of the Offer Conditions, Merger Sub shall, and Parent shall cause Merger Sub to, accept for payment and pay for, promptly (within the meaning of Rule 14e-1(c) of the 1934 Act) after the expiration of the Offer, all Shares validly tendered and not withdrawn pursuant to the Offer (the time at which Shares are first accepted for payment under the Offer, the “Acceptance Time”).

(f)            On the Offer Commencement Date, Parent and Merger Sub shall (i) file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments and supplements thereto and including exhibits thereto, the “Schedule TO”) that shall include the summary term sheet required thereby and, as exhibits, the Offer to Purchase and a form of letter of transmittal and summary advertisement (and any other appropriate ancillary documents) (collectively, together with any amendments or supplements thereto, the “Offer Documents”) and (ii) cause the appropriate Offer Documents to be disseminated to holders of Shares to the extent required by applicable federal securities laws or other Applicable Law. Parent and Merger Sub agree that they shall cause the Offer Documents to comply in all material respects with the 1934 Act and all other Applicable Laws. The Company will furnish to Parent and Merger Sub the information relating to the Company required by the 1934 Act to be set forth in the Offer Documents. Parent will furnish to the Company the information relating to Parent or Merger Sub required by the 1934 Act to be set forth in the Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto, the “Schedule 14D-9”). Each of Parent, Merger Sub and the Company agrees promptly to correct any information provided by it or any of its Affiliates for use in the Schedule TO and the Offer Documents if and to the extent that such information shall have become (or shall have become known to be) false or misleading in any material respect. Parent and Merger Sub shall use their reasonable best efforts to cause the Schedule TO as so corrected to be filed with the SEC and the appropriate Offer Documents as so corrected to be disseminated to holders of Shares, in each case, to the extent required by applicable federal securities laws or the rules or regulations of the NYSE American, in each case, as soon as reasonably practicable. The Company and its counsel shall be given a reasonable opportunity to review and comment on the Schedule TO and the Offer Documents each time before any such document is filed with the SEC, and Parent and Merger Sub shall give reasonable and good faith consideration to any comments made by the Company and its counsel. Each of Parent and Merger Sub shall (A) respond promptly to any comments of the SEC or its staff with respect to the Offer Documents or the Offer and (B) provide the Company and its counsel with (i) any written comments or other written communications (and a summary of all substantive oral comments or communications) that Parent, Merger Sub or their counsel may receive from time to time from the SEC or its staff with respect to the Schedule TO or Offer Documents promptly after receipt of those comments or other communications and give the Company and its counsel (ii) a reasonable opportunity to participate in the response of Parent and Merger Sub to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with Parent and Merger Sub or their counsel in any discussions or meetings with the SEC. Parent and Merger Sub will comply with Applicable Law and the rules and regulations of the NYSE American in connection with the Offer.

Section 2.02           Company Action.

(a)            The Company hereby consents to the Offer and, subject to Section 7.03(b), the inclusion in the Offer Documents of the Company Board Recommendation, as it may be amended, modified or withdrawn in accordance with this Agreement. As promptly as practicable after the date hereof and in any event not later than two (2) Business Days prior to the Offer Commencement Date, the Company shall furnish Parent with a list of its stockholders available to it and any available listing or computer file containing the names and addresses of all record holders of Shares and lists of securities positions of Shares held in stock depositories and all other information in the Company’s possession or control regarding the beneficial holders of Shares, in each case, true and correct as of the most recent practicable date (the date of the list used to determine the Persons to whom the Offer Documents and Schedule 14D-9 are first disseminated, the “Stockholder List Date”), and shall use reasonable best efforts to provide to Parent such additional information (including updated lists of stockholders and lists of securities positions) and such other assistance as Parent may reasonably request in connection with the Offer. Subject to the requirements of Applicable Law, and except as may be reasonably necessary or appropriate to disseminate the Offer Documents and any other documents reasonably necessary or appropriate in connection with the Transactions, Parent and Merger Sub shall keep confidential and not disclose the information contained in any such lists, listings and files, and shall use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated in accordance with its terms, shall return to the Company or destroy all copies of such information then in their possession or control, in each case, in accordance with the Confidentiality Agreement.

(b)            Promptly following the filing of the Offer Documents on the Offer Commencement Date, the Company shall file with the SEC and disseminate to holders of Shares, in each case, as and to the extent required by applicable federal securities laws or any other Applicable Law, the Schedule 14D-9 that, subject to the right of the Board of Directors to effect an Adverse Recommendation Change pursuant to Section 7.03(b), shall include the Company Board Recommendation, and shall set the Stockholder List Date as the record date for purposes of receiving the notice required by Section 262(d)(2) of the DGCL. The Schedule 14D-9 shall also contain the notice of appraisal required to be delivered by the Company under Section 262(d)(2) of the DGCL at the time the Company first files the Schedule 14D-9 with the SEC. The Company agrees that it shall cause the Schedule 14D-9 to comply in all material respects with the 1934 Act and all other Applicable Laws. Each of the Company, Parent and Merger Sub agrees promptly to correct any information provided by it or any of its Affiliates for use in the Schedule 14D-9 if and to the extent that it shall have become (or shall have become known to be) false or misleading in any material respect. The Company shall use reasonable best efforts to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case, to the extent required by applicable federal securities laws or the rules and regulations of the NYSE American, in each case, as soon as reasonably practicable. Parent, Merger Sub and their counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 each time before it is filed with the SEC, and the Company shall give reasonable and good faith consideration to any comments made by Parent, Merger Sub and their counsel. Except with respect to any amendments filed after an Adverse Recommendation Change or in connection with any disclosures made in compliance with Section 7.03, the Company shall provide Parent, Merger Sub and their counsel with (i) any written comments or other written communications (and a summary of all substantive oral comments or communications) that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to review and comment on such comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with the Company or its counsel in any discussions or meetings with the SEC. The Company shall respond promptly to any comments of the SEC or its staff with respect to the Schedule 14D-9.

(c)            The Company shall register (and shall cause its transfer agent to register) the transfer of Shares accepted for payment by Merger Sub pursuant to Section 2.01(e) effective immediately after the Acceptance Time.

Article 3
The Merger

Section 3.01           The Merger.

(a)            As soon as practicable following the Acceptance Time, on a date and at a time specified by Parent (and in any event within two (2) Business Days after the Acceptance Time), the Company shall merge (the “Merger”) with and into Merger Sub in accordance with the DGCL, whereupon, the separate existence of the Company shall cease and Merger Sub shall be the surviving corporation as a wholly-owned Subsidiary of Parent (the “Surviving Corporation”). The Merger shall be governed by Section 251(h) of the DGCL and shall be effected as soon as practicable following the Acceptance Time without a vote on the adoption of this Agreement by the stockholders of the Company.

(b)            Subject to the provisions of Article 10, the closing of the Merger (the “Closing”) shall take place at the offices of Hunton Andrews Kurth LLP, 600 Travis Street, Suite 4200, Houston, Texas, 77002 as soon as practicable, but in any event no later than two (2) Business Days after the date the conditions set forth in Article 10 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of such conditions at the Closing) have been satisfied or, to the extent permissible, waived by the party or parties entitled to the benefit of such conditions, or at such other place (or by means of remote communication), at such other time or on such other date as Parent and the Company may mutually agree.

(c)            At the Closing, the Company and Merger Sub shall file a certificate of merger with the Delaware Secretary of State and make all other filings or recordings required by the DGCL in connection with the Merger. The Merger shall become effective at such time (the “Effective Time”) as the certificate of merger is duly filed with the Delaware Secretary of State (or at such later time as may be specified in the certificate of merger).

(d)            From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Sub, all as provided under the DGCL.

Section 3.02           Conversion of Shares. At the Effective Time:

(a)            Except as otherwise provided in Section 3.02(b) or Section 3.04, each Share outstanding immediately prior to the Effective Time (other than Shares held by Parent, Merger Sub or their affiliates (as defined in Section 251(h) of the DGCL)) shall be converted into the right to receive the Offer Price in cash without interest (the “Merger Consideration”). As of the Effective Time, all such Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and shall thereafter represent only the right to receive the Merger Consideration in accordance with Section 3.03, but subject to Section 3.04. From and after the Effective Time, the holders of Certificates or book-entry Uncertificated Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as specifically provided in this Agreement or by Applicable Law, including the right to receive the Merger Consideration.

(b)            Each Share held by the Company as treasury stock (other than Shares in an Employee Plan of the Company) or by Parent, Merger Sub or their affiliates (as defined in Section 251(h) of the DGCL) immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto.

(c)           Each share of common stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation as of immediately following the Effective Time.

Section 3.03           Surrender and Payment.

(a)            Prior to the Effective Time, Parent shall appoint a United States bank and trust company reasonably acceptable to the Company as agent (the “Paying Agent”) for the purpose of exchanging for the Merger Consideration (i) certificates representing Shares (the “Certificates”) or (ii) uncertificated Shares (the “Uncertificated Shares”). The Company and Parent shall enter into a paying agent agreement with the Paying Agent which agreement shall set forth the duties, responsibilities and obligations of the Paying Agent consistent with the terms of this Agreement and otherwise reasonably acceptable to the Company and Parent prior to the Acceptance Time. On the date of the Closing, Parent shall deposit with the Paying Agent (or shall cause the Company to deposit with the Paying Agent), cash sufficient to pay the aggregate Offer Price payable pursuant to Section 2.01(e) and the aggregate Merger Consideration to be paid in respect of the Certificates and the Uncertificated Shares (such cash, the “Consideration Fund”). In the event the Consideration Fund shall be insufficient to pay the Merger Consideration (including on account of any Merger Consideration returned to Parent pursuant to Section 3.03(g)), Parent shall promptly deliver, or cause to be delivered (including by causing the Surviving Corporation, following the Effective Time, to deliver), additional funds to the Paying Agent in an amount that is equal to the deficiency required to make such payments. Promptly after the Effective Time (and in any event within three (3) Business Days after the Effective Time), the Company shall send, or shall cause the Paying Agent to send, to each holder of Shares at the Effective Time (other than Parent or Merger Sub), a letter of transmittal and instructions in customary form (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Paying Agent) for use in such exchange, with the form and substance of such letter of transmittal and instructions to be reasonably agreed to by Parent and the Company and prepared prior to the Acceptance Time.

(b)            Each holder of Shares that have been converted into the right to receive the Merger Consideration shall be entitled to receive, upon (i) surrender to the Paying Agent of a Certificate, together with a properly completed letter of transmittal, or (ii) receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the Merger Consideration payable for each such Share represented by such Certificate or for each such Uncertificated Share. Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive the Merger Consideration. No interest shall be paid or shall accrue on the cash payable upon surrender of any such Shares.

(c)          If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Paying Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Paying Agent and Parent that such Tax has been paid or is not payable.

(d)            The cash in the Consideration Fund shall be invested by the Paying Agent as directed by Parent; provided, however, that any such investments shall be in short-term obligations of the United States of America with maturities of no more than three (3) months or guaranteed by the United States of America and backed by the full faith and credit of the United States of America. Earnings on the Consideration Fund in excess of the amounts payable to the Company’s former stockholders shall be the sole and exclusive property of the party that made available to the Paying Agent the related cash in the Consideration Fund pursuant to Section 3.03(a) and shall be paid as it directs. No investment of the Consideration Fund shall relieve any Person from promptly making the payments required by this Article 3, and following any losses from any such investment, Parent shall promptly provide (or shall cause the Company to promptly provide following the Effective Time) additional cash funds to the Paying Agent for the benefit of the Company’s stockholders in the amount of such losses to the extent the funds in the Consideration Fund are insufficient for such purposes, which additional funds will be deemed to be part of the Consideration Fund.

(e)          From and after the Effective Time, there shall be no further registration of transfers of Shares. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 3.

(f)            Any portion of the Merger Consideration made available to the Paying Agent pursuant to Section 3.03(a) (and any interest or other income earned thereon) that remains unclaimed by the holders of Shares that have been converted into the right to receive the Merger Consideration one year after the Effective Time, to the extent permitted by Applicable Law, shall be returned to the party that made available to the Paying Agent the related cash in the Consideration Fund pursuant to Section 3.03(a), upon demand, and any such holder who has not exchanged such Shares for the Merger Consideration in accordance with this Section 3.03 prior to that time shall thereafter look only to such party only as general creditors of such party with respect to the Merger Consideration that may be payable upon due surrender of the Certificates or Uncertificated Shares held by them, without interest and subject to any withholding of Taxes required by Applicable Law in accordance with Section 3.08. Notwithstanding the foregoing, neither Parent, the Company nor any of their Affiliates shall be liable to any holder of Shares for any amount paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of Shares that have been converted into the right to receive the Merger Consideration two (2) years after the Effective Time (or such earlier date immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority) shall become to the extent permitted by Applicable Law the property of Parent or the Company, as applicable, free and clear of any claims or interest of any Person previously entitled thereto.

(g)          Any portion of the Merger Consideration made available to the Paying Agent pursuant to Section 3.03(a) to pay for Shares for which appraisal rights have been perfected shall be returned to the party that made available to the Paying Agent the related cash in the Consideration Fund pursuant to Section 3.03(a), upon demand.

Section 3.04           Dissenting Shares. Notwithstanding Section 3.02, Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has properly demanded appraisal for such Shares in accordance with the DGCL shall not be converted into the right to receive the Merger Consideration, but shall be entitled only to such rights as are granted by Section 262 of the DGCL, unless such holder fails to perfect, withdraws or otherwise loses the right to appraisal under Section 262 of the DGCL. If, after the Effective Time, such holder fails to perfect, withdraws or loses the right to appraisal under Section 262 of the DGCL or fails to establish such holder’s entitlement to appraisal rights as provided in the DGCL, then in each such case such holder shall forfeit appraisal rights in respect of such Shares and such Shares shall be treated as if they had been converted pursuant to Section 3.02(a) as of the Effective Time into, and shall represent only, the right to receive the Merger Consideration in accordance with Section 3.03. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of Shares and any withdrawals of any such demands, and to the extent permitted by Applicable Law, Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. The Company shall not, without the prior written consent of Parent, voluntarily make any payment with respect to, offer to settle or settle, any such demands, waive any failure to timely deliver a written demand for appraisal in accordance with the DGCL, or agree to do any of the foregoing.

Section 3.05           Company Stock Awards.

(a)            Company Restricted Stock Awards. Immediately prior to the Acceptance Time, each Company Restricted Stock Award (whether vested or unvested) that is outstanding immediately prior to the Acceptance Time shall, automatically and without any action on the part of Parent, the Company or any holder thereof, immediately vest in full and be canceled and converted into the right to receive, at the Effective Time, an amount in cash equal to the product of (i) the Offer Price and (ii) the total number of Shares subject to such Company Restricted Stock Award.

(b)           Company Phantom Stock Awards. Immediately prior to the Acceptance Time, each Company Phantom Stock Award (whether vested or unvested) that is outstanding immediately prior to the Acceptance Time shall, automatically and without any action on the part of Parent, the Company or any holder thereof, immediately vest in full and be canceled and converted into the right to receive, at the Effective Time, an amount in cash equal to the product of (i) the Offer Price and (ii) the total number of Shares subject to such Company Phantom Stock Award.

(c)           Company Performance Awards. Immediately prior to the Acceptance Time, each Company Performance Award (whether vested or unvested) that is outstanding immediately prior to the Acceptance Time shall, automatically and without any action on the part of Parent, the Company or any holder thereof, immediately vest based on actual achievement of the performance criteria set forth in the applicable award agreement for a truncated performance period beginning on the date of grant of the Company Performance Awards and ending at the Acceptance Time and be canceled and converted into the right to receive, at the Effective Time, an amount in cash equal to the product of (i) the Offer Price and (ii) after giving effect to the foregoing, the total number of Shares subject to the vested portion of such Company Performance Award.

(d)           Prior to the Acceptance Time, the Company shall take all actions necessary to effectuate the treatment of the Company Restricted Stock Awards, the Company Phantom Stock Awards and the Company Performance Awards (collectively, the “Company Stock Awards”) as contemplated in this Section 3.05; provided, however, that not less than two (2) Business Days prior to taking any such actions the Company shall make available to Parent and its counsel for their review a copy of all documents proposed to be used by the Company to take such actions and will consider in good faith any comments or suggestions made by or on behalf of Parent with respect thereto.

Section 3.06           Company Warrants.

(a)           Immediately prior to the Effective Time, each Warrant (1) that is outstanding and unexercised immediately prior to the Effective Time and (2) that is held by a holder that has not timely delivered an Opt-Out Notice (as defined in the Warrant Agreement) (such holders, the “Opt-Out Holders”) in accordance with the terms of the Warrant Agreement (each, an “Eligible Warrant”) shall be deemed exercised in accordance with the Warrant Agreement and shall receive an amount in cash equal to the product of (x) the number of shares of Common Stock for which such Eligible Warrant was exercisable immediately prior to the Effective Time and (y) the Offer Price, whereupon each such Eligible Warrant shall automatically expire, terminate and become void.

(b)          From and after the Effective Time, each Warrant that is held by an Opt-Out Holder shall remain outstanding and shall be exercisable only for cash in accordance with the terms of the Warrant Agreement and Merger Sub shall assume the obligations under the Warrant Agreement (including any obligations under Section 5.1 thereof).

Section 3.07           Adjustments. If, during the period between the date of this Agreement and the Effective Time, the outstanding Shares shall have been changed into a different number of shares or a different class (including by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of Shares, or stock dividend thereon with a record date during such period), the Offer Price, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to reflect such reclassification, recapitalization, stock split (including any reverse stock split), or combination, exchange or readjustment of Shares or stock dividend thereon. Nothing in this Section 3.07 shall be construed to permit any party to take any action that is otherwise prohibited or restricted by any other provision of this Agreement.

Section 3.08         Withholding Rights. Notwithstanding any provision contained herein to the contrary, each of the Paying Agent, Parent, the Company, Merger Sub and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as it reasonably concludes it is required to deduct and withhold with respect to the making of such payment under the Code, under any Tax law or pursuant to any other Applicable Law. If the Paying Agent, Parent, the Company, Merger Sub or the Surviving Corporation, as the case may be, so deducts or withholds amounts and pays over to the applicable Governmental Authority under the Code, or any applicable provision of Tax law or other Applicable Law, such amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which the Paying Agent, Parent, the Company, Merger Sub or the Surviving Corporation, as the case may be, made such deduction and withholding.

Section 3.09           Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the Shares represented by such Certificate, as contemplated by this Article 3.

Section 3.10           Director and Officer Information. The Company shall, upon request of Parent, promptly take all reasonable actions necessary to effect the appointment of Parent’s designees as directors of the Company at any time after the Effective Time, including requesting the directors of the Company to resign effective at such time and appointing Parent’s designees as such directors’ successors.  The provisions of this Section 3.10 are in addition to, and shall not limit, any right that Merger Sub, Parent or any Affiliate of Parent may have (with respect to the election of directors or otherwise) under Applicable Law as a stockholder of the Company.

Article 4
The Surviving Corporation

Section 4.01           Certificate of Incorporation. At the Effective Time, the certificate of incorporation of the Surviving Corporation shall remain the same as the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time; provided that the name of the Surviving Corporation shall be changed to “Goodrich Petroleum Corporation” (and all references therein to Merger Sub shall be automatically amended to become references to the Surviving Corporation), until further amended in accordance with Applicable Law.

Section 4.02           Bylaws. The bylaws of Merger Sub in effect at the Effective Time shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with Applicable Law.

Section 4.03         Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Applicable Law, (i) the directors of Merger Sub at the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of Merger Sub at the Effective Time shall be the officers of the Surviving Corporation.

Article 5
Representations and Warranties of the Company

Except as disclosed in any Company SEC Document (including all exhibits and schedules thereto and documents incorporated by reference therein) filed with or furnished to the SEC and publicly available since January 1, 2019 through the Business Day prior to the date of this Agreement (but excluding any general cautionary or forward-looking statements contained in the “risk factors” or “forward-looking statements” sections of such Company SEC Documents) or as set forth in the Company Disclosure Schedule (subject to Section 12.05), the Company represents and warrants to Parent and Merger Sub that:

Section 5.01           Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers required to own, lease and operate its properties and assets and to carry on its business as now conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not have, individually or in the aggregate, a Company Material Adverse Effect. The certificate of incorporation and bylaws of the Company, the Indenture and the Warrant Agreement filed as exhibits to the Company SEC Documents are true, correct and complete copies as of the date hereof.

Section 5.02           Corporate Authorization; Stockholder Support.

(a)            The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Offer and the Merger. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions have been duly authorized by all necessary corporate action on the part of the Company. If the Merger is consummated in accordance with Section 251(h) of the DGCL as contemplated hereby, no vote of the holders of any class or series of capital stock of the Company are necessary to adopt this Agreement or approve or consummate the Transactions. The Company has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by each of Parent and Merger Sub, this Agreement constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

(b)         At a meeting duly called and held, the Board of Directors has unanimously (i) determined that this Agreement and the Transactions, including the Offer and the Merger, are in the best interests of, and advisable to, the Company and its stockholders, (ii) approved, adopted and declared advisable this Agreement and the Transactions, including the Offer and the Merger, (iii) resolved that the Merger be effected pursuant to Section 251(h) of the DGCL and (iv) resolved, subject to the terms of this Agreement, to recommend that the stockholders of the Company tender their Shares into the Offer (such recommendation, the “Company Board Recommendation”). As of the date of this Agreement, the foregoing determinations and resolutions have not been rescinded, modified or withdrawn in any way.

(c)           Assuming the accuracy of the representations set forth in Section 3.04 of each Tender and Support Agreement and assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 6.09, as of the date hereof, (i) assuming, and after giving effect to, the conversion of any Convertible Notes in accordance with any Tender and Support Agreement, the Supporting Stockholders and Parent, considered together, Beneficially Own (as defined in the applicable Tender and Support Agreement) an aggregate of more than 50% of the issued and outstanding Shares, and (ii) assuming compliance with the Tender and Support Agreements by the Supporting Stockholders and compliance with this Agreement by Parent and Merger Sub, a number of Shares will be available for acceptance and purchase by Merger Sub pursuant to the Offer that, together with the Parent Shares, constitute more than 50% of the issued and outstanding Shares.

Section 5.03           Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions require no action by or in respect of, or filing with, any Governmental Authority, other than (i) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and (to the extent applicable) appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable state or federal securities laws and (iii) any actions or filings the absence of which would not have, individually or in the aggregate, a Company Material Adverse Effect and would not, individually or in the aggregate, reasonably be expected to materially adversely affect the ability of the Company to consummate the Transactions.

Section 5.04          Non-contravention. The execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of Company’s Organizational Documents, (ii) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or result in a violation or breach of any Applicable Law, (iii) assuming compliance with the matters referred to in Section 5.03, require any consent or other action by any Person under, constitute a breach or default or an event that, with or without notice or lapse of time or both, would give rise to any right of termination, cancellation, acceleration or other change of any rights or obligation or loss of any benefit to which the Company or any of its Subsidiaries is entitled under, any provision of any Material Contract binding on the Company or any of its Subsidiaries, or by which they or any of their respective properties or assets may be bound or affected or (iv) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries other than Permitted Liens, except, in the case of each of clauses (ii) through (iv), as would not have, individually or in the aggregate, a Company Material Adverse Effect and would not, individually or in the aggregate, reasonably be expected to materially adversely affect the ability of the Company to consummate the Transactions.

Section 5.05           Capitalization.

(a)            The authorized capital stock of the Company consists solely of (i) 75,000,000 shares of Common Stock and (ii) 10,000,000 shares of preferred stock, par value $0.01 per share (“Preferred Shares”). As of November 17, 2021, there were outstanding 14,391,104 Shares and no Preferred Shares. As of November 17, 2021, there were outstanding 311,188 Warrants exercisable for an aggregate of 511,624 Shares. As of November 17, 2021, the only Shares reserved for issuance consisted of (A) 503,439 Shares reserved for issuance under the Company Equity Plan, of which there were outstanding 226,425 Shares subject to issuance upon vesting of Company Phantom Stock Awards and 277,014 Shares subject to issuance upon vesting of Company Performance Awards, (B) 511,624 Shares reserved for issuance upon exercise of the outstanding Warrants and (C) Shares reserved for issuance upon conversion of the outstanding Convertible Notes. If all of the Convertible Notes outstanding on the date hereof were converted in full on November 17, 2021 in accordance with the terms thereof, 1,534,563 Shares would be issued to the holders thereof upon such conversion. All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to the Company Equity Plan or any Company Security will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued, fully paid and non assessable. Each Company Stock Award has been granted in compliance in all material respects with all applicable securities laws or exemptions therefrom and all requirements set forth in the Company Equity Plan and applicable award agreements.

(b)          Other than the Convertible Notes, there are no outstanding bonds, debentures or notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. As of the date hereof, except as set forth in Section 5.05(a), there are no Equity Securities of the Company (the “Company Securities”). Other than as set forth in the Indenture or the Warrant Agreement, there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities. Other than the Tender and Support Agreement, neither the Company nor any of its Subsidiaries is a party to any voting agreement with respect to the voting, registration or transfer of any Company Securities.

(c)            None of (i) the Shares or (ii) Company Securities are owned by any Subsidiary of the Company.

Section 5.06           Subsidiaries.

(a)            Each Subsidiary of the Company has been duly organized, is validly existing and (where applicable) in good standing under the laws of its jurisdiction of organization, has all organizational powers required to own, lease and operate its properties and assets and to carry on its business as now conducted. Each such Subsidiary is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not have, individually or in the aggregate, a Company Material Adverse Effect.

(b)            All of the outstanding Equity Securities of the Subsidiaries of the Company (the “Company Subsidiary Securities”) have been duly authorized and validly issued and are fully paid and non-assessable, and are owned by the Company, directly or indirectly, free and clear of any Lien, other than Liens existing under the Company Credit Agreement or in connection with the Convertible Notes. There are no Equity Securities issued by any Subsidiary of the Company other than Equity Securities owned by the Company or a Subsidiary of the Company. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities. Except for the capital stock or other voting securities of, or ownership interests in, its Subsidiaries, the Company does not own, directly or indirectly, any material amounts of capital stock or other voting securities of, or ownership interests in, any Person.

Section 5.07           SEC Filings and the Sarbanes-Oxley Act.

(a)            Since January 1, 2020 (the “Applicable Date”), the Company has timely filed with or furnished to the SEC all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed with or furnished to the SEC by the Company (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Company SEC Documents”). No Subsidiary of the Company is required to file any reports, schedules, forms, statements or other documents with the SEC. As of the date of this Agreement, to the Knowledge of the Company, (i) there are no material outstanding or unresolved written comments from the SEC with respect to the Company SEC Documents and (ii) none of the Company SEC Documents filed on or prior to the date hereof is the subject of ongoing SEC review.

(b)            As of its filing date (and as of the date of any amendment), each Company SEC Document filed on or after the Applicable Date complied as to form in all material respects with the applicable requirements of the NYSE American, the 1933 Act, the 1934 Act and the Sarbanes-Oxley Act and the rules and regulations of the SEC promulgated under the 1933 Act, the 1934 Act and the Sarbanes-Oxley Act.

(c)            As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Company SEC Document filed on or after the Applicable Date pursuant to the 1934 Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(d)            Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed on or after the Applicable Date pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(e)            Since the Applicable Date, the Company and its Subsidiaries have established and maintained disclosure controls and procedures (as such term is defined in Rule 13a-15 under the 1934 Act) as required by Rule 13a-15 under the 1934 Act. Such disclosure controls and procedures are designed to ensure that information required to be disclosed by the Company in the Company SEC Documents that it files or submits pursuant to the 1934 Act is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms.

(f)            Since the Applicable Date, the Company and its Subsidiaries have established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the 1934 Act) sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of Company financial statements for external purposes in accordance with GAAP. Since the Applicable Date, neither the Company nor, to the Knowledge of the Company, the Company’s independent registered accountant has identified or been made aware of: (1) any significant deficiency or material weakness in the design or operation of internal control over financial reporting utilized by the Company which would reasonably be expected to adversely affect the Company’s ability to record, process, summarize and report financial information; or (2) any fraud, whether or not material, that involves the management or other employees of the Company who have a significant role in the Company’s internal control over financial reporting.

(g)            There are no outstanding loans or other extensions of credit made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the 1934 Act) or director of the Company. The Company is in compliance in all material respects with the Sarbanes-Oxley Act.

(h)            The Company is, and since the Applicable Date, has been, in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE American.

(i)            Since the Applicable Date, each of the principal executive officer and principal financial officer of the Company (or each former principal executive officer and principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 and 15d-14 under the 1934 Act and Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and the NYSE American, and the statements contained in any such certifications are complete and correct as of their respective dates.

Section 5.08           Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included or incorporated by reference in the Company SEC Documents (i) as of their respective dates of filing with the SEC complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto and (ii) fairly present in all material respects, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end audit adjustments and the absence of footnotes in the case of any unaudited interim financial statements which are not material in the aggregate).

Section 5.09           Disclosure Documents.

(a)            Each document required to be filed by the Company with the SEC or required to be distributed or otherwise disseminated by the Company to the Company’s stockholders in connection with the Transactions, including the Schedule 14D-9 to be filed with the SEC in connection with the Offer, and any amendments or supplements thereto (collectively, the “Company Disclosure Documents”), when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the 1934 Act, and at the time of such filing, and at the time of any distribution or dissemination thereof, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)            The information with respect to the Company or any of its Subsidiaries that the Company supplies to Parent specifically for use in the Schedule TO and the Offer Documents, at the time of the filing of the Schedule TO or any amendment or supplement thereto, at the time of any distribution or dissemination of the Offer Documents, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 5.09 will not apply to statements or omissions included or incorporated by reference in the Company Disclosure Documents, the Schedule TO or the Offer Documents based upon information supplied by Parent, Merger Sub or any of their representatives or advisors specifically for use or incorporation by reference therein.

Section 5.10           Absence of Certain Changes. Since the Company Balance Sheet Date through the date hereof, (a) the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course of such businesses consistent with past practice in all material respects, (b) there has not been any Company Material Adverse Effect and (c) there has not been any:

(i)           material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by the Company or its Subsidiaries, whether or not covered by insurance;

(ii)           declaration, accrual, setting aside or payment of any dividend or other distribution with respect to any Equity Security of the Company, or any repurchase, redemption or other acquisition by the Company of any outstanding Company Securities;

(iii)          material change in any method of accounting or accounting practice or internal controls (including internal control over financial reporting) by the Company or any of its Subsidiaries, except insofar as may have been required by a change in GAAP or SEC rules and regulations; or

(iv)          other than in the ordinary course of business consistent with past practice, (x) (1) increase in the compensation payable or to become payable to the Service Providers of the Company or its Subsidiaries (excluding independent contractors) or (2) payment to any Service Provider of the Company or its Subsidiaries of any material bonus, or grant to any director or officer of the Company or its Subsidiaries of any rights to receive severance, termination, retention or Tax gross up compensation or benefits, (y) establishment, adoption, entry into or material amendment of any Employee Plan or (z) action taken by the Company or any of its Subsidiaries to fund or in any other way secure the payment of compensation or benefits under any Employee Plan,

Section 5.11           No Undisclosed Material Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable, due or to become due or otherwise, which would be required to be reflected on or reserved against a consolidated balance sheet of the Company prepared in accordance with GAAP, as of the date hereof, other than: (i) liabilities or obligations disclosed or reserved for in the unaudited consolidated balance sheet of the Company and its Subsidiaries as of September 30, 2021 included in the Company 10-Q or in the notes thereto; (ii) liabilities or obligations incurred in the ordinary course of business since September 30, 2021; (iii) liabilities or obligations arising out of or in connection with this Agreement and the Transactions, and (iv) liabilities or obligations that would not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 5.12           Compliance with Laws, Permits and Court Orders. (a) The Company and each of its Subsidiaries is, and since the Applicable Date has been, in compliance with, and to the Knowledge of the Company, is not under investigation with respect to nor, to the Knowledge of the Company been threatened in writing, to be charged with or given notice of any violation of, any Applicable Law (including Privacy Laws), except for failures to comply or violations that would not have, individually or in the aggregate, a Company Material Adverse Effect. There is no judgment, decree, injunction, rule or order of any arbitrator or Governmental Authority outstanding against the Company or any of its Subsidiaries that would have, individually or in the aggregate, a Company Material Adverse Effect. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries has all Permits necessary to own, lease and operate its properties and assets and to carry on its business as now conducted, (ii) the Company and each of its Subsidiaries is in compliance with the terms and requirements of such Permits, (iii) such Permits are in full force and effect and are not subject to any pending or threatened Action by any Governmental Authority to suspend, cancel, modify, terminate or revoke any such Permit and (iv) since the Applicable Date, there has occurred no violation by the Company or any of its Subsidiaries of, default (with or without notice or lapse of time, or both) that would reasonably be expected to result in any suspension, cancellation, modification, termination or revocation of any such Permit.

Section 5.13          Insurance. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (1) all insurance policies of the Company and its Subsidiaries relating to the business, assets and operations of the Company and its Subsidiaries in effect as of the date of this Agreement are in full force and effect and all premiums due with respect thereto have been paid, (2) as of the date hereof, no notice of cancellation, termination, premium increase, or modification has been received by the Company, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default by any insured under such insurance policies. The insurance policies maintained by the Company and its Subsidiaries are with reputable insurance carriers, provide full and adequate coverage for all normal risks incident to the businesses of the Company and its Subsidiaries and their respective properties and assets, and are in character and amount customary for Persons engaged in similar businesses and subject to the same or similar perils or hazards.

Section 5.14           Litigation. As of the date hereof, there is no Action pending against, or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries or any of their Oil and Gas Properties or any director or officer of the Company or any of its Subsidiaries (in their capacity as such) or any Person for whom the Company or any of its Subsidiaries may be liable with respect thereto, before (or, in the case of threatened Actions, would be before) or by any Governmental Authority or arbitrator, that would have, individually or in the aggregate, a Company Material Adverse Effect, or that challenges, or would reasonably be expected to have the effect of making illegal, restraining, enjoining or otherwise prohibiting or preventing the Transactions. As of the date hereof, none of the Company or any of its Subsidiaries is a party to or subject to the provisions of any judgment, decree, injunction, rule or order of any arbitrator or Governmental Authority, except as would not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 5.15           Intellectual Property.

(a)           Section 5.15(a) of the Company Disclosure Schedule identifies, as of the date of this Agreement, (i) each item of Registered IP, (ii) the owner of each such item of Registered IP, (iii) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable application, registration, or serial or other similar identification number, and solely with respect to Internet domain names, the applicable registrar. Except as would not have a Company Material Adverse Effect, the Registered IP is subsisting and, to the Knowledge of the Company, valid and enforceable, and is not subject to any outstanding order or agreement adversely affecting the Company and its Subsidiaries’ use of such Registered IP.

(b)          Except as would not have a Company Material Adverse Effect, the Company and its Subsidiaries have made all filings and payments due prior to the date of this Agreement to maintain, in full force and effect, each item of Registered IP.

(c)          Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, the Company or one of its Subsidiaries (i) solely own all right, title and interest to and in any Company IP owned or purported to be owned by the Company or any of its Subsidiaries (the “Owned IP”) free and clear of any Liens (other than Permitted Liens) and (ii) have the right to use all other material Company IP (other than Owned IP) used in connection with the business of the Company and its Subsidiaries as currently conducted.

(d)            Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Owned IP and the conduct of the business of the Company and its Subsidiaries do not infringe or misappropriate any Intellectual Property of any other Person, (ii) as of the date hereof, no Action alleging infringement, misappropriation, or violation of the Intellectual Property of any Person is pending or threatened against the Company or its Subsidiaries, (iii) as of the date hereof, neither the Company nor any of its Subsidiaries has received any written notice alleging infringement, misappropriation, or violation of or offering entry into licensing negotiations with respect to any Intellectual Property of another Person, and (iv) as of the date hereof, to the Knowledge of the Company, no Person is infringing, misappropriating or otherwise violating any Owned IP.

(e)           Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, each of the Company and its Subsidiaries has implemented commercially reasonable (i) measures designed to protect the confidentiality, integrity and security of its IT Assets and the information stored or contained therein or transmitted thereby from any unauthorized use, access, interruption or modification by third parties, and to prevent the introduction of Malicious Code into Company Software, including firewall protections and regular virus scans, and (ii) data backup, data storage, system redundancy and disaster avoidance and recovery procedures, as well as a business continuity plan, in each case consistent with customary industry practices.

Section 5.16           Properties.

(a)            Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have valid title to, or valid leasehold interests in, or otherwise have the right to use pursuant to a valid and enforceable lease, license or similar contractual arrangement, all material real property and assets reflected on the Company Balance Sheet or acquired after the Company Balance Sheet Date, except as have been disposed of since the Company Balance Sheet Date in the ordinary course of business and in compliance with this Agreement, in each case, free and clear of all Liens other than Permitted Liens.

(b)          The Company and its Subsidiaries have such easements and rights-of-way (collectively, “rights-of-way”) as are sufficient to conduct their businesses in all material respects as currently conducted, except for such rights-of-way the absence of which would not have, individually or in the aggregate, a Material Adverse Effect on the Company. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) each of the Company and each of its Subsidiaries has fulfilled and performed all its material obligations with respect to such rights-of-way which are required to be fulfilled or performed (subject to all applicable waivers, modifications, grace periods and extensions) and (ii) no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any material impairment of the rights of the holder of any such rights-of-way.

(c)            Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) each lease, sublease or license (each, a “Lease”) under which the Company or any of its Subsidiaries leases, subleases or licenses any real property is valid and in full force and effect and (ii) neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company any other party to a Lease, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a breach or default under the provisions of such Lease or permit termination, modification or acceleration by any third party thereunder, and to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has received written notice that it has breached, violated or defaulted under any Lease, in each case, other than such items, if any, that have been cured.

(d)          Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) to the Knowledge of the Company, none of the Company or any of its Subsidiaries has received any written notice of any pending or threatened condemnation Action with respect to any of the real property it owns, leases, licenses or otherwise occupies and (ii) to the Knowledge of the Company, no Person leases, subleases, licenses or otherwise has the right to use or occupy any of the real property referred to in Section 5.16(a) or Section 5.16(c) other than the Company or any Subsidiary of the Company.

(e)            Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, as of the date of this Agreement, there does not exist any pending or, to the Knowledge of the Company, threatened, condemnation or eminent domain Actions that affect any of the real property (including the Company’s Oil and Gas Properties or rights-of-ways).

Section 5.17           Taxes. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect:

(a)          All Tax Returns required to be filed by Applicable Law by, or on behalf of, the Company or any of its Subsidiaries have been timely filed (taking into account valid extensions of time to file), all such Tax Returns are true, complete and correct in all material respects and the Company and each of its Subsidiaries has timely paid (or has had paid on its behalf) to the appropriate Governmental Authority all Taxes due and payable with respect to such filed Tax Returns.

(b)            Each of the Company and its Subsidiaries has properly and timely withheld or collected and timely paid, or is properly holding for timely payment, all Taxes required to be withheld, collected and paid over by it under Applicable Law, and the Company and each of its Subsidiaries has complied in all respects with all information reporting (and related withholding) and record retention requirements.

(c)            There is no Action now pending or, to the Company’s Knowledge, threatened in writing against or with respect to the Company or its Subsidiaries in respect of any Tax or Tax Return.

(d)            There are no Liens on any of the assets of the Company or any of its Subsidiaries attributable to Taxes other than Permitted Liens.

(e)            Neither the Company nor any of its Subsidiaries has waived any statute of limitation in respect of Taxes or agreed to any extension of time with respect to an assessment or deficiency for Taxes, which waiver or extension is currently in effect (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business).

(f)            Neither the Company nor any of its Subsidiaries has entered into, or participated in, any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(g)            Neither the Company nor any Subsidiary of the Company (i) is, or has been, a member of any affiliated, consolidated, combined or unitary Tax group, other than a group the common parent of which is or was the Company or any Subsidiary of the Company, or (ii) has any liability for Taxes of any Person (other than the Company or any Subsidiary of the Company) arising from the application of Treasury Regulations Section 1.1502-6 (or any analogous provision of U.S. state or local or non-U.S. Tax law) or as a transferee or successor.

(h)          Neither the Company nor any of its Subsidiaries has been a “distributing” corporation or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in any distribution of stock during the two-year period ending on the date of this Agreement that was purported or intended to be governed by Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code).

(i)            Neither the Company nor any Subsidiary of the Company is a party to, or is bound by or has any obligation under any Tax Sharing Agreement (other than agreements solely by and among the Company and its Subsidiaries).

Section 5.18           Employee Benefit Plans.

(a)           Each Employee Plan is set forth on Section 5.18 of the Company Disclosure Schedule. The Company has made available to the Parent the following documents with respect to each Employee Plan, as applicable: (i) the governing plan document, including all amendments thereto, and all related trust documents, (ii) a written description of the material terms of any Employee Plan that is not set forth in a written document, (iii) the most recent summary plan description together with any summary or summaries of material modifications thereto, as well as the most recent summaries of benefits and coverage, (iv) the most recent favorable, determination or opinion letter issued by the Internal Revenue Service, (v) the three (3) most recent annual reports (Form 5500 series and all schedules and financial statements attached thereto), (vi) the three (3) most recent plan audit, financial statements and accountants’ opinion (with footnotes), (vii) the three (3) most recent annual reports on Forms 1094 and 1095 and (viii) all material correspondence with Governmental Authorities.

(b)            All Employee Plans cover Service Providers solely located within the United States of America.

(c)            Neither the Company nor any Subsidiary of the Company sponsors, maintains or contributes to (or has any obligation to contribute to), or has in the last six years, sponsored, maintained or contributed to (or had any obligation to contribute to), or has or is reasonably expected to have any direct or indirect liability with respect to, any: (i) “pension plan” within the meaning of Section (2) of ERISA that is subject to Title IV of ERISA or Sections 412 or 430 of the Code, (ii) “multiemployer plan” (within the meaning of Section 3(37) of ERISA), (iii) “multiple employer plan” (as described in Section 413(c) of the Code), or (iv) “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA).

(d)            Neither the Company nor any Subsidiary of the Company has any obligation to provide for retiree health or life insurance benefits under any Employee Plan, other than continuation coverage as may be required under Section 4980B of the Code, Part 6 of Subtitle B of Title I of ERISA or similar state Law, (“COBRA”). The Company has complied with its obligations under COBRA in all material respects.

(e)          Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a current favorable determination or opinion letter from, or such a letter is pending or there is time remaining in which to file an application for such determination from, the Internal Revenue Service (the “IRS”) as to its qualified status, or is based on a pre-approved plan document that is the subject of a current favorable opinion letter issued from the IRS and, to the Company’s Knowledge, no circumstances exist that would reasonably be expected to result in any such letter being revoked or not being issued or reissued.

(f)            Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) each Employee Plan has been maintained, funded and administered in material compliance with its terms and with ERISA, the Code, and all Applicable Law and (ii) no Action (other than routine claims for benefits, which were, or are being, or will be adjudicated in a manner consistent with the claims review requirements of ERISA, to the extent applicable) is pending against or involves or, to the Company’s Knowledge, is threatened against, any Employee Plan before any Governmental Authority, including the IRS and the Department of Labor.

(g)            All returns, reports and disclosure statements required to be made under ERISA and the Code with respect to all Employee Plans have been timely filed or delivered, except as would not have, individually or in the aggregate, a Company Material Adverse Effect. Except as would not be reasonably be expected to result in material liability for the Company, none of the Company nor any of its directors, officers, employees or agents, nor any fiduciary, trustee or administrator of any Employee Plan or trust created under any Employee Plan, has engaged in or been a party to any “prohibited transaction” as defined in Section 4975 of the Code and Section 406 of ERISA.

(h)            All material contributions, material premiums and material payments that are due have been made for each Employee Plan within the time periods prescribed by the terms of such plan and Applicable Law, and all contributions, premiums and payments for any period ending on or before the Closing that are not due are properly accrued to the extent required to be accrued under applicable accounting principles and have been properly reflected on the Company Balance Sheet or disclosed in the notes thereto.

(i)            No agreement, commitment, or obligation exists to increase any benefits under any Employee Plan or to adopt any new plan that would be an Employee Plan if it were in effect on the date hereof. Each Employee Plan may be unilaterally amended or terminated by the Employee plan sponsor without material liability (other than, with respect to a termination, liability for vested and accrued benefits due under the Employee Plan as of the date of such termination).

(j)          Each Employee Plan that is subject to the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010 (the “Affordable Care Act”), has been established, maintained, and administered in compliance with the requirements of the Affordable Care Act in all material respects. To the Company’s Knowledge, there are no circumstances which could reasonably be expected to result in any Tax or penalty of any kind being assessed against the Company or any of its Subsidiaries or the Parent or any of its Affiliates as a result of any failure to comply with any requirement of the Affordable Care Act, including any Taxes or penalties under Section 4980D or 4980H of the Code.

(k)            Each Employee Plan that is subject to Section 409A of the Code is and at all relevant times has been in material documentary and operational compliance with Section 409A of the Code and all guidance issued thereunder or an exemption therefrom. No additional Tax under Section 409A of the Code has been or, to the Company’s Knowledge, is expected to be incurred by a participant in any Employee Plan that is subject to Section 409A of the Code.

(l)            Neither the execution of this Agreement nor the consummation of the Transactions (either alone or together with any other event) will (i) entitle any current or former Service Provider to any material payment or benefit, including any bonus, retention or severance payment or benefit, (ii) limit or restrict the right of the Company or any of its Subsidiaries or, after the Closing, Parent or any of its Affiliates, to merge, materially amend or terminate any Employee Plan.

(m)            Neither the Company nor any of its Subsidiaries has any obligation to gross-up, indemnify or otherwise reimburse any current or former Service Provider for any Tax incurred by such Service Provider, including under Section 409A or 4999 of the Code.

Section 5.19           Labor Matters.

(a)            Neither the Company nor any of its Subsidiaries is a party to or subject to, or is currently negotiating in connection with entering into, any Collective Bargaining Agreement.

(b)            Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, there are no material unfair labor practice complaints pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries before the National Labor Relations Board or any other Governmental Authority. There is no, and there has not been since the Applicable Date, any labor strike, slowdown, stoppage, picketing, material interruption of work or lockout pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries, other than such matters that would not have, individually or in the aggregate, a Company Material Adverse Effect.

(c)            The Company and its Subsidiaries are, and have been since the Applicable Date, in compliance with all Applicable Laws relating to labor and employment, including (i) those relating to labor management relations, wages, hours, overtime, employee classification, discrimination, sexual harassment, civil rights, affirmative action, work authorization, immigration, safety and health, information privacy and security, wage payment, the payment and withholding of Taxes and workers compensation and (ii) WARN, except in the case of either clause (i) or clause (ii) above, for failures to comply that would not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 5.20           Environmental Matters. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect: (i) since the Applicable Date (or earlier if unresolved) no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no Action is pending or, to the Knowledge of the Company, is threatened in writing by any Person relating to the Company or any of its Subsidiaries under any Environmental Law; (ii) the Company and its Subsidiaries are and since the Applicable Date have been in compliance with all Environmental Laws, and such compliance includes obtaining, maintaining, timely renewing, and complying with the terms of, all Environmental Permits; and (iii) there has been no release to the environment of any Hazardous Substances by the Company or any of its Subsidiaries, the subject of which remains unresolved.

Section 5.21           Material Contracts.

(a)            All contracts of the types referred to in clauses (i) through (xviii) below are referred to herein as a “Material Contract”:

(i)            any Contract that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(ii)          all employment, independent contractor, consulting, severance or similar agreements under which the Company or any Company Subsidiary is or could become obligated to provide annual compensation or payments in excess of $200,000;

(iii)        any Contract relating to any partnership, strategic alliance or joint venture that is, in any such case, material to the Company and its Subsidiaries, taken as a whole;

(iv)       any Contract that provides for the acquisition or disposition, directly or indirectly (by merger or otherwise) of assets (including any Oil and Gas Properties) or capital stock (other than acquisitions or dispositions of inventory and raw materials and supplies in the ordinary course of business) (A) for aggregate consideration under such Contract in excess of $500,000 or (B) pursuant to which the Company or its Subsidiaries has continuing material “earn-out” or other contingent payment obligations or any material indemnification obligations;

(v)          any Contract that restricts or purports to restrict the ability of the Company or any of its Subsidiaries to compete with or to provide services in any line of business or with any Person or in any geographic area or market segment;

(vi)         any Contract that contains any “most favored nation” or most favored customer provision to which the Company or any of its Subsidiaries is subject, or any put, call, right of first refusal or last offer or similar right pursuant to which the Company or any of its Subsidiaries could be required to purchase or sell, as applicable, any material assets or any equity interests of any Person;

(vii)        any Contract that evidences material indebtedness for borrowed money of the Company or any Subsidiary of the Company;

(viii)       any Contract requiring future capital expenditures by the Company or any of its Subsidiaries in excess of $500,000 in the aggregate (including each joint operating agreement, joint development agreement, exploration agreement, participation, farmout, farmin or program agreement or similar contract requiring the Company or any of its Subsidiaries to make expenditures in excess of $500,000);

(ix)         each ISDA Master Agreement or other base or master Contract for any Derivative Transaction, in each case entered into by the Company or any of its Subsidiaries or binding on or affecting any of their assets (excluding any confirmations);

(x)          any Contract with any Person which related to more than $1,000,000 in annual revenue to, or payments by, the Company and/or its Subsidiaries for the year ended December 31, 2020 or with respect to which the Company reasonably expects that it and/or one of its Subsidiaries will receive revenue or make payments in 2021 of more than $1,000,000;

(xi)           any Contract expressly limiting or restricting the ability of any of the Company or its Subsidiaries to declare or pay dividends or make distributions in respect of its capital stock or other equity interests;

(xii)          any Contract that obligates any of the Company or its Subsidiaries to make any loans, advances or capital contributions to, or investments in, any Person in excess of $500,000 (other than advances for expenses required under customary joint operating agreements and customary advances to operators of Oil and Gas Properties of the Company and its Subsidiaries not covered by a joint operating agreement or participation agreement);

(xiii)         any Contract providing for the sale by the Company or any of its Subsidiaries of Hydrocarbons that contains a “take or pay” clause or any similar material prepayment or forward sale arrangement or obligation (excluding “gas balancing” arrangements associated with customary joint operating agreements) to deliver Hydrocarbons at some future time without then or thereafter receiving full payment therefor;

(xiv)         any agreement (other than Oil and Gas Leases) pursuant to which any of the Company or its Subsidiaries has paid amounts associated with any Production Burden in excess of $1,000,000 in the aggregate during the 2020 fiscal year or with respect to which the Company reasonably expects that it and/or one of its Subsidiaries will make payments associated with any Production Burden in the 2021 fiscal year in excess of $1,000,000 in the aggregate;

(xv)          any Oil and Gas Lease that contains express provisions establishing bonus obligations in excess of $1,000,000 that were not satisfied at the time of leasing or signing;

(xvi)         any acquisition Contract that contains remaining “earn out” or other contingent payment obligations, or remaining indemnity or similar obligations (other than asset retirement obligations, plugging and abandonment obligations and other reserves of the Company set forth in the Company Reserve Reports that have been provided to Parent prior to the date of this Agreement), that would reasonably be expected to result in payments after the date hereof by the Company or any of its Subsidiaries in excess of $1,000,000 in the aggregate; and

(xvii)        any Lease that is material to the Company and its Subsidiaries, taken as a whole; and

(xviii)       any Contract that provides for the purchase or sale by the Company or any of its Subsidiaries of Hydrocarbons that:

 (A)           contains a minimum throughput commitment, minimum volume commitment, “take-or-pay” clause or any similar material prepayment or forward sale arrangement or obligation (excluding “gas balancing” arrangements associated with customary joint operating agreements) to deliver Hydrocarbons at some future time, except for any Contracts and is not terminable without penalty within 60 days; or

 (B)            contains acreage dedication, minimum volume commitments or capacity reservation fees to a gathering, transportation or other arrangement downstream of the wellhead that, in each case, cover, guaranty, dedicate or commit volumes in excess of 2,000 MMcf or 1,000 boe on a monthly basis (calculated on a yearly average basis).

(b)            A true and correct copy of each of the Material Contracts in effect as of the date hereof has been furnished by the Company to Parent and made available for review in the Company VDR. Section 5.21(b) of the Company Disclosure Schedule sets forth a complete and accurate list of all the Material Contracts in effect as of the date hereof. Except for as would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) each of the Material Contracts is valid, binding and in full force and effect and (ii) since the Applicable Date, neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company, any other party to a Material Contract, has breached or violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a breach or default under the provisions of such Material Contract, and neither the Company nor any of its Subsidiaries has received notice that it has breached, violated or defaulted under any Material Contract.

Section 5.22          Affiliate Transactions. Neither the Company nor any Subsidiary of the Company is a party to any Contract between the Company or its Subsidiaries, on the one hand, and any Affiliates thereof (other than wholly owned Subsidiaries of such Person) on the other hand, in each case, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the 1934 Act except as have been so disclosed.

Section 5.23          Finders’ Fees. Other than to the Company Financial Advisor, neither the Company nor any of its Subsidiaries is obligated to pay any fee or commission to any financial advisor, broker, finder or other intermediary in connection with the Transactions. A true and correct copy of the engagement letter between the Company and the Company Financial Advisor containing the fee arrangement has been furnished by the Company to Parent.

Section 5.24          Opinion of Financial Advisor. The Board of Directors has received the opinion of Tudor, Pickering, Holt & Co. (the “Company Financial Advisor”), to the effect that, as of the date of such opinion and based on and subject to the various assumptions, qualifications and limitations set forth therein, the Offer Price and the Merger Consideration to be paid to the holders of outstanding Shares of Common Stock (other than Shares of Common Stock held by Parent, Merger Sub or their Affiliates or any Shares with respect to which the holder has properly demanded appraisal in accordance with Applicable Law) is fair, from a financial point of view, to such holders. The Company shall deliver a true and complete written copy of each Company Financial Advisor’s written opinion to Parent solely for informational purposes after receipt thereof by the Company, and shall include in the Schedule 14D-9 the fairness opinion of the Company Financial Advisor, in its entirety, and a description of such fairness opinion and the financial analysis relating thereto that provides the information called for by Item 1015(b) of Regulation M-A under the 1934 Act.

Section 5.25          Antitakeover Statutes. Assuming the accuracy of the representations and warranties of Parent and Merger Sub, no “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar antitakeover statute or regulation (each an “Anti-Takeover Law”) or any antitakeover provision in the Company’s Organizational Documents is applicable to the Company, Parent, Merger Sub, the Shares, this Agreement, the Offer, the Merger or the other Transactions. The Company has not opted out of Section 251(h) of the DGCL in the certificate of incorporation of the Company or taken any other action to limit or preclude the use by the Company of Section 251(h) of the DGCL.

Section 5.26          Oil and Gas Matters.

(a)           Except as would not have a Company Material Adverse Effect and except for property (i) sold or otherwise disposed of in the ordinary course of business since the date of the reserve reports prepared by Netherland, Sewell & Associates, Inc. and Ryder Scott Company, L.P. (together, the “Company Independent Petroleum Engineers”) relating to the Company interests referred to therein as of December 31, 2020 (the “Company Reserve Report”) or (ii) reflected in the Company Reserve Report or in the Company SEC Documents as having been sold or otherwise disposed of (other than sales or dispositions after the date hereof in accordance with Section 7.01(h)), the Company and its Subsidiaries have good and defensible title to all Oil and Gas Properties forming the basis for the reserves reflected in the Company Reserve Report and in each case as attributable to interests owned by the Company and its Subsidiaries, free and clear of any Liens, except for Permitted Liens. For purposes of the foregoing sentence, “good and defensible title” means that the Company’s or one or more of its Subsidiaries’, as applicable, title (as of the date hereof and as of the Closing) to each of the Oil and Gas Properties held or owned by them (or purported to be held or owned by them) (1) entitles the Company (or one or more of its Subsidiaries, as applicable) to receive (after satisfaction of all Production Burdens applicable thereto), not less than the net revenue interest share shown in the Company Reserve Report of all Hydrocarbons produced from such Oil and Gas Properties throughout the life of such Oil and Gas Properties, (2) obligates the Company (or one or more of its Subsidiaries, as applicable) to bear a percentage of the costs and expenses for the maintenance and development of, and operations relating to, such Oil and Gas Properties, of not greater than the working interest shown on the Company Reserve Report for such Oil and Gas Properties, except increases in working interest that are accompanied by a proportionate (or greater) increase in the net revenue interest in such Oil and Gas Properties, and (3) is free and clear of all Liens (other than Permitted Liens).

(b)          Except for any such matters that would not have, individually or in the aggregate, a Company Material Adverse Effect, the factual, non-interpretive data supplied by or on behalf of the Company to the Company Independent Petroleum Engineers relating to the Company interests referred to in the Company Reserve Report, by or on behalf of the Company and its Subsidiaries that was material to such firm’s estimates of proved oil and gas reserves attributable to the Oil and Gas Properties of the Company and its Subsidiaries in connection with the preparation of the Company Reserve Report was, as of the time provided, accurate in all respects. Except for any such matters that would not have, individually or in the aggregate, a Company Material Adverse Effect, the oil and gas reserve estimates of the Company set forth in the Company Reserve Report are derived from reports that have been prepared by the Company Independent Petroleum Engineers in accordance with customary industry practices, and such reserve estimates fairly reflect, in all respects, the oil and gas reserves of the Company at the dates indicated therein and are in accordance with SEC guidelines applicable thereto applied on a consistent basis throughout the periods involved. Except for changes generally affecting the oil and gas exploration, development and production industry (including changes in commodity prices) and normal depletion by production, there has been no change in respect of the matters addressed in the Company Reserve Report that would have, individually or in the aggregate, a Company Material Adverse Effect.

(c)           Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) all rentals, shut-ins and similar payments owed to any Person under (or otherwise with respect to) any Oil and Gas Leases have been properly and timely paid, (ii) all royalties, minimum royalties, overriding royalties and other Production Burdens with respect to any Oil and Gas Properties owned or held by the Company or any of its Subsidiaries have been timely and properly paid and (iii) none of the Company or any of its Subsidiaries (and, to the Company’s Knowledge, no third party operator) has violated any provision of, or taken or failed to take any act that, with or without notice, lapse of time, or both, would constitute a default under the provisions of any Oil and Gas Lease (or entitle the lessor thereunder to cancel or terminate such Oil and Gas Lease) included in the Oil and Gas Properties owned or held by the Company or any of its Subsidiaries.

(d)          Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) all proceeds from the sale of Hydrocarbons produced from the Oil and Gas Properties of the Company and its Subsidiaries are being received by them in a timely manner (other than those being contested in good faith in the ordinary course of business) and (ii) other than in the ordinary course of business, are not being held in suspense (by the Company, any of its Subsidiaries, any third party operator thereof or any other Person).

(e)           (i) All of the Wells and all water, CO2, injection or other Wells located on the Oil and Gas Leases of the Company and its Subsidiaries or otherwise associated with an Oil and Gas Property of the Company or its Subsidiaries that were drilled and completed by Company or its Subsidiaries have been drilled, completed and operated within the limits permitted by the applicable Oil and Gas Lease(s), the applicable contracts entered into by the Company or any of its Subsidiaries related to such Wells and in accordance with applicable Law and (ii) all drilling and completion (and plugging and abandonment) of such Wells that were drilled and completed (and plugged and abandoned) by Company or its Subsidiaries have been conducted in compliance with all such applicable Oil and Gas Lease(s), contracts and applicable Law except, in each case of clause (i) and (ii), as would not have, individually or in the aggregate, a Company Material Adverse Effect.

(f)           Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, none of the Oil and Gas Properties of the Company or its Subsidiaries is subject to any preferential purchase, consent or similar right that would become operative as a result of (i) execution of this Agreement or (ii) the Closing.

(g)          Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, as of the date hereof, there are no Wells that constitute Oil and Gas Properties for which Company or any of its Subsidiaries has received a written notice, claim, demand or order from any Governmental Authority notifying, claiming, demanding or requiring that such Well(s) be temporarily or permanently plugged and abandoned that remains pending or unresolved.

(h)          Except as contemplated by the O&C Budget, as of the date of this Agreement, there is no outstanding authorization for expenditure or similar request or invoice for funding or participation under any agreement or contract which are binding on the Oil and Gas Properties and which Company reasonably anticipates will individually require expenditures by Company or its Subsidiaries in excess of $5,000,000 (net to Company’s or its Subsidiaries’ interest).

Section 5.27          Derivative Transactions.

(a)           Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, as of the date hereof, all outstanding Derivative Transactions entered into by the Company or any of its Subsidiaries or for the account of any of its customers were entered into in accordance with applicable Laws, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by the Company and its Subsidiaries, and were entered into with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions.

(b)          Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, as of the date hereof, the Company and each of its Subsidiaries have duly performed in all respects all of their respective obligations under the outstanding Derivative Transactions to the extent that such obligations to perform have accrued, and there are no breaches, violations, collateral deficiencies, requests for collateral or demands for payment, or defaults or allegations or assertions of such by any party thereunder.

(c)           The Company SEC Documents, as of their respective dates, accurately summarize, in all material respects, the outstanding positions under any Derivative Transaction of the Company and its Subsidiaries as of such dates, including Hydrocarbon and financial positions under any Derivative Transaction of the Company attributable to the production and marketing of the Company and its Subsidiaries, in accordance with the 1934 Act.

Section 5.28          No Other Representations or Warranties. Except for the representations and warranties expressly contained in this Agreement (or in any certificate delivered by the Company pursuant hereto), each of Parent and Merger Sub acknowledges that neither the Company nor any Person acting on its behalf makes any other express or any implied representations or warranties in this Agreement with respect to (i) the Company or its Subsidiaries, any of their businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects or any other matter relating to the Company or its Subsidiaries or (ii) the accuracy or completeness of any documentation, forecasts or other information provided by the Company or any Person acting on any of their behalf to Parent or Merger Sub, any Affiliate of Parent or any Person acting on any of their behalf and the Company hereby disclaims any such representation or warranty, whether by or on behalf of the Company, and notwithstanding the delivery or disclosure to Parent or Merger Sub, or any of their Representatives or Affiliates of any documentation or other information by the Company or any of its Representatives or Affiliates with respect to any one or more of the foregoing. Each of Parent and Merger Sub also acknowledges and agrees that the Company makes no representation or warranty with respect to any projections, forecasts or other estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Company or any of its Subsidiaries or the future business, operations or affairs of the Company or any of its Subsidiaries heretofore or hereafter delivered to or made available to Parent, Merger Sub or their respective Representatives or Affiliates.

Article 6
Representations and Warranties of Parent and Merger Sub

Except as disclosed as set forth in the Parent Disclosure Schedule (subject to Section 12.05), each of Parent and Merger Sub represents and warrants to the Company that:

Section 6.01          Corporate Existence and Power. Each of Parent and Merger Sub is a limited liability company or corporation, as applicable, duly formed or incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers required to own, lease and operate its properties and assets and carry on its business as now conducted, except for any failure to be so duly formed or incorporated, validly existing and in good standing and any failure to have such powers as would not have, individually or in the aggregate, a Parent Material Adverse Effect. Merger Sub has been formed solely for the purpose of engaging in the Transactions, has not conducted any business prior to the date hereof, and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation or pursuant to this Agreement and the Transactions or in connection with arranging any financing required to consummate the Transactions.

Section 6.02          Corporate Authorization. Each of the Company and Merger Sub has all requisite limited liability company or corporate power and authority, as applicable, to perform its obligations hereunder and consummate the Offer and the Merger. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Transactions are within the limited liability company or corporate powers of Parent and Merger Sub and have been duly authorized by all necessary limited liability company or corporate action on the part of Parent and Merger Sub. Each of Parent and Merger Sub has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by the Company, this Agreement constitutes a valid and binding obligation of each of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

Section 6.03          Governmental Authorization. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Transactions require no action by or in respect of, or Permit from or filing by or with respect to Parent or Merger Sub with, any Governmental Authority, other than (i) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State (to the extent applicable) and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, (ii) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other state or federal securities laws, and (iii) any actions or filings the absence of which would not have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 6.04          Non-contravention. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Transactions do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the Organizational Documents of Parent or Merger Sub, (ii) assuming compliance with the matters referred to in Section 6.03, contravene, conflict with, or result in a violation or breach of any Applicable Law, (iii) assuming compliance with the matters referred to in Section 6.03, require any consent or other action by any Person under, constitute a breach or default or an event that, with or without notice or lapse of time or both, would give rise to any right of termination, cancellation, acceleration or any other change of any rights or obligation, or loss of any benefit to which Parent or any of its Subsidiaries is entitled under, any provision of any material Contract binding on Parent or any of its Subsidiaries or by which they or any their respective properties or assets may be bound or affected or (iv) result in the creation or imposition of any Lien on any asset of Parent or any of its Subsidiaries, except, in the case of each of clauses (ii) through (iv), as would not have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 6.05          Disclosure Documents.

(a)           The information with respect to Parent and any of its Subsidiaries that Parent supplies to the Company specifically for use in any Company Disclosure Document, at the time of the filing of such Company Disclosure Document or any amendment or supplement thereto and at the time of any distribution or dissemination thereof, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)          The Schedule TO and any amendments or supplements thereto, when filed, and the Offer Documents, when distributed or disseminated, will comply as to form in all material respects with the applicable requirements of the 1934 Act and, at the time of such filing or the filing of any amendment or supplement thereto and at the time of such distribution or dissemination, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties in this Section 6.05 will not apply to statements or omissions included or incorporated by reference in the Schedule TO and the Offer Documents based upon information supplied to Parent or Merger Sub by the Company or any of its representatives or advisors specifically for use or incorporation by reference therein.

Section 6.06          Litigation. As of the date hereof, there is no Action pending against, or, to the Knowledge of Parent or Merger Sub, threatened in writing against Parent or Merger Sub or any Person for whom Parent or Merger Sub may be liable with respect thereto, before (or, in the case of threatened Actions, would be before) or by any Governmental Authority or arbitrator, that would not have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 6.07          Finders’ Fees. Except for Greenhill & Co., there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent who might be entitled to any fee or commission in connection with the Transactions.

Section 6.08          Solvency. Assuming the accuracy of the representations and warranties set forth in Article 5 of this Agreement and after giving effect to the Transactions and the transactions contemplated by the Equity Commitment Letter, the Surviving Corporation on a consolidated basis will be Solvent as of the Effective Time and immediately after the consummation of the Transactions. For purposes of this Agreement, “Solvent” when used with respect to any Person, means that such Person (a) has property with fair value greater than the total amount of their debts and liabilities, contingent, subordinated or otherwise (it being understood that the amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, can reasonably be expected to become an actual or matured liability), (b) has assets with present fair salable value not less than the amount that will be required to pay their liability on their debts as they become absolute and matured, (c) will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as they become absolute and matured and (d) are not engaged in business or a transaction, and are not about to engage in business or a transaction, for which they have unreasonably small capital.

Section 6.09          Ownership of Common Stock. Parent owns 1,838,510 shares of Common Stock (the “Parent Shares”) and has, and will have at all times prior to the Acceptance Time, the sole right to vote and direct the voting of, and to dispose of and direct the disposition of the Parent Shares. The purchase by Parent of the Parent Shares prior to the execution of this Agreement complied with Rule 14e-5 under the 1934 Act. Other than the Parent Shares, Parent and Merger Sub do not beneficially own any Common Stock.

Section 6.10          Funds Available to Consummate the Transaction.

(a)           Parent and Merger Sub affirm that it is not a condition to consummation of the Offer or the Merger or to any of their other obligations under this Agreement that Parent or Merger Sub obtains financing for or related to any of the Transactions. Parent or Merger Sub will have sufficient funds to satisfy Parent’s Obligations (as defined in the Equity Commitment Letter).

(b)          As of the date hereof, the aggregate net cash proceeds to Parent of the Equity Financing (after giving effect to any related fees or expenses) will, if funded in accordance with the terms of the Equity Commitment Letter, together with Parent’s cash on hand and funds available pursuant to Parent’s existing credit facilities, if any, will provide Parent or Merger Sub with funds sufficient to pay Parent’s Obligations and any other amounts due and payable by Parent or Merger Sub under this Agreement at the Closing and any and all fees and expenses required to be paid by Parent in connection with the Equity Financing or the Transactions to be consummated at the Closing.

(c)          A true, complete, and correct copy of the Equity Commitment Letter has been furnished by Parent to the Company. There are no other fee letters, side letters or other Contracts related to the funding of any portion of the Equity Financing. The Equity Commitment Letter is in full force and effect and is legal, valid and binding obligations of Parent and, to Parent’s knowledge, the other parties thereto, all fees pursuant thereto, if any, that are payable by Parent or Merger Sub on or prior to the date of this Agreement have been paid in full and all other fees required to be paid under or in connection with the Equity Commitment Letter will be duly paid in full when due, the Equity Commitment Letter has not been terminated or amended or otherwise modified or replaced in any respect, there is no breach existing thereunder and none of the respective commitments under the Equity Commitment Letter have been withdrawn or rescinded in any respect. As of the date of this Agreement (i) no event has occurred that, with or without notice, lapse of time or both, would constitute a default or a breach by Parent or Merger Sub or a failure by Parent or Merger Sub to satisfy a condition precedent under the Equity Commitment Letter, and Parent and Merger Sub do not believe that the Equity Financing will not be consummated as contemplated therein. Assuming the accuracy of the representations and warranties of the Company set forth herein, compliance by the Company with its covenants and obligations hereunder, satisfaction of the conditions to Parent’s and Merger Sub’s obligations to consummate the Offer and the Merger and subject to the terms and conditions set forth in the Equity Commitment Letter, neither Parent nor Merger Sub is, as of the date hereof, aware of any fact, occurrence or condition that would cause the commitments provided for in the Equity Commitment Letter to be reduced, terminated or ineffective or any of the conditions therein not to be satisfied at or prior to the Effective Time.

Section 6.11          No Other Representations or Warranties. Except for the representations and warranties expressly contained in this Agreement, the Company acknowledges that neither Parent, Merger Sub nor any Person acting their behalf makes any other express or any implied representations or warranties in this Agreement with respect to (i) Parent or any of its Subsidiaries, any of their businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects or any other matter relating to Parent or its Subsidiaries or (ii) the accuracy or completeness of any documentation, forecasts or other information provided by Parent or any Person acting on its behalf to the Company, any Affiliate of the Company or any Person acting on its behalf and Parent and Merger Sub hereby disclaim any such representation or warranty, whether by or on behalf of Parent or Merger Sub, and notwithstanding the delivery or disclosure to the Company, or any of its Representatives or Affiliates of any documentation or other information by Parent or Merger Sub or any of their Representatives or Affiliates with respect to any one or more of the foregoing.

Article 7
Covenants of the Company

The Company agrees that:

Section 7.01          Conduct of the Company. During the period from the date hereof until the Effective Time, ((v) except as expressly contemplated by this Agreement, (w) with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), (x) as may be required by Applicable Law or to the extent necessary to comply with any obligation under any Contracts made available to Parent on or prior to the date of this Agreement, (y) as set forth in Section 7.01 of the Company Disclosure Schedule or (z) for any action taken, or omitted to be taken, in order to comply with any COVID-19 Measures, or any other COVID-19 Responses, as determined by the Company in its reasonable discretion, provided that prior to taking any actions in reliance on this clause (z), which would otherwise be prohibited by this Section 7.01, the Company shall use reasonable best efforts to provide advance notice to and consult with Parent in good faith with respect thereto), the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course of business consistent with past practice and the Company shall not, nor shall it permit any of its Subsidiaries to:

(a)           amend the Company’s Organizational Documents or amend the Organizational Documents of any of the Company’s Subsidiaries;

(b)          enter into any new line of business outside the existing business of the Company and its Subsidiaries as of the date of this Agreement;

(c)          (i) adjust, split (including any reverse stock split), combine, subdivide, reclassify, recapitalize, exchange or readjust any shares of its capital stock, (ii) declare, authorize, establish a record date for, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock (including any Shares), except for dividends by any of its wholly-owned Subsidiaries or (iii) redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any shares of its capital stock (including any Shares), Company Securities or any Company Subsidiary Securities;

(d)          (i) issue, deliver, sell, dispose, encumber, grant, confer, award or authorize the issuance, delivery, sale, disposal, encumbrance, grant, conferral or award of, any shares of any Company Securities or Company Subsidiary Securities, other than (A) the issuance of any Shares upon the vesting of any Company Phantom Stock Awards or Company Performance Awards, the lapse of restrictions of any Shares upon the vesting of any Company Restricted Stock Awards, or the exercise of any Warrants that are outstanding on the date of this Agreement in accordance with their terms on the date of this Agreement, (B) the grant of any equity awards pursuant to the Company Equity Plan in the ordinary course of business, (C) the issuance of any Company Subsidiary Securities to the Company or any other wholly owned Subsidiary of the Company and (D) the issuance of any Shares upon the conversion of the Convertible Notes or the exercise of any Warrants or (ii) amend or otherwise change any term of any Company Security or any Company Subsidiary Security (in each case, whether by merger, consolidation or otherwise);

(e)           except as a result of any accident or emergency, expend or incur (i) any capital expenditure or any obligation or liability in respect thereof (including without limitation in respect of any developmental drilling program), if such expenditure or incurrence would result in exceeding 110% of the aggregate of amounts scheduled to be expended or incurred and categorized as capital expenditure items in the Company’s operating and capital budget for the period indicated as set forth on Section 7.01(e) of the Company Disclosure Schedule (the “O&C Budget”); (ii) any operating or maintenance expense (excluding all expenses that constitute General and Administrative Expenses in accordance with GAAP (“G&A Expenses”)) if such expense would result in exceeding 110% of the aggregate operating and maintenance expenses in the O&C Budget (excluding G&A Expenses); or (iii) other than (x) any expenses set forth on Section 5.18(l) of the Company Disclosure Schedule (unless duplicative of amounts in the O&C Budget), (y) expenses payable to third parties (which, for the avoidance of doubt, shall not include employees or officers of the Company) and (z) expenses incurred by the Company in connection with the Transactions, any operating expense (including, without limitation, in respect of any salaries, bonuses or other compensation expenses) that constitute an item of G&A Expenses if such expense would result in exceeding 100% of the aggregate of G&A Expenses in the O&C Budget;

(f)           make any acquisition of (including by merger, consolidation or acquisition of stock or assets or otherwise) any Person or any division or portion thereof, acquire any assets other than any capital expenditures not prohibited by Section 7.01(e) and other acquisitions that do not exceed $2,000,000 individually or, for any given calendar quarter (including the quarter that commenced October 1, 2021), $7,500,000 in the aggregate, other than leases earned through acreage agreements in effect as of the date hereof; or otherwise merge, consolidate or amalgamate with any other Person;

(g)          adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(h)          sell, lease, license or otherwise transfer, or dispose of, mortgage, sell and lease back or otherwise or create or incur any Lien on, any of the Company’s or its Subsidiaries’ assets, securities, properties, interests or businesses or other interests therein whether tangible or intangible (including securitizations) (other than Intellectual Property) that is material to the Company and its Subsidiaries, taken as a whole, other than (i) sales of inventory in the ordinary course of business or sales of or disposals of obsolete or worthless assets at the end of their scheduled retirement, (ii) pursuant to Contracts in effect on the date hereof, (iii) Permitted Liens and (iv) transfers among the Company and its wholly owned Subsidiaries, or among the wholly owned Subsidiaries of the Company;

(i)           sell, assign, license, sublicense, transfer, convey, abandon, incur any Lien (other than Permitted Liens) on or otherwise dispose of or fail to maintain, enforce or protect any material Owned IP;

(j)            make any loans, advances or capital contributions to, or investments in, any other Person, other than (i) in a wholly owned Company Subsidiary, (ii) investments in short term marketable securities and cash equivalents and (iii) advances to employees in respect of travel or other related business expenses in the ordinary course of business;

(k)           create, incur, assume, suffer to exist, provide any guarantee of or otherwise become liable with respect to any, or repay, redeem, repurchase or otherwise retire any indebtedness for borrowed money (other than as required by its terms), excluding any (i) incurrence of indebtedness in the form of (x) borrowings to fund payment of all or any portion of the Compensatory Obligations and other borrowings in the ordinary course of business under the Company Credit Agreement and (y) borrowings by the Company that is owed to any wholly-owned Subsidiary of the Company or by any Subsidiary of the Company that is owed to the Company or a wholly-owned Subsidiary of the Company, or (ii) the creation of any Liens securing any indebtedness permitted to be incurred by clause (i) above;

(l)            (i) other than in the ordinary course of business or in accordance with the O&C Budget, enter into any Material Contract or (ii) amend or modify in any material respect or terminate any Material Contract (except the expiration or renewal of any Material Contract in accordance with its terms), or otherwise waive, release, relinquish or assign any material rights, claims or benefits of the Company or any of its Subsidiaries under any Material Contract;

(m)          except as set forth in Section 7.01(m) of the Company Disclosure Schedule, in the ordinary course of business consistent with past practice or as required by the terms of any Employee Plan as in effect on the date hereof or Applicable Law, (i) with respect to any current or former Service Provider with annual base compensation in excess of $75,000, (A) materially increase any cash compensation or bonus, or severance, retention, change in control or termination payments, or (B) except as expressly contemplated in Section 3.05, accelerate the vesting or payment of any equity-based awards held by any current or former Service Provider, (ii) establish, adopt, or enter into a, or amend in any material respect any existing, Employee Plan or Collective Bargaining Agreement or (iii) recognize any new union, works council or similar employee representative with respect to any current or former Service Provider;

(n)          change the Company’s fiscal year or, except as required by concurrent changes in GAAP or in Regulation S-X of the 1934 Act, methods of accounting;

(o)          (i) settle, release, waive, discharge or compromise, or offer or propose to settle, release, waive, discharge or compromise, any Action or threatened Action (excluding any Action or threatened Action relating to Taxes) involving or against the Company or any of its Subsidiaries that results in a payment obligation of the Company or any of its Subsidiaries in excess of $250,000 individually or $1,000,000 in the aggregate, or that imposes any material restrictions or limitations upon the operations or business of the Company or any of its Subsidiaries or equitable or injunctive remedies or the admission of any criminal wrongdoing;

(p)          make or change any material Tax election, change any annual Tax accounting period, adopt (other than consistent with past practice) or change any material method of Tax accounting, amend any material Tax Return, file a claim for a material Tax refund, enter into any closing agreement with respect to material Taxes, settle or compromise any Action relating to material Taxes, consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment (other than pursuant to customary extensions of the due date to file a Tax Return obtained in the ordinary course of business), or surrender any right to claim a material Tax refund or offset or other material reduction in Tax liability;

(q)          take any action that would knowingly (i) result in the cancellation of existing insurance policies or insurance coverage of the Company or any of its Subsidiaries or (ii) fail to use reasonable best efforts to maintain in full force and effect existing material insurance policies (or substantially similar replacements thereto); provided that in the event of a termination, cancellation or lapse of any material insurance policy, the Company shall use reasonable best efforts to promptly obtain replacement policies providing substantially comparable insurance coverage with respect to the material assets, operations and activities of the Company and its Subsidiaries as currently in effect as of the date hereof; or

(r)           agree, resolve or commit to do any of the foregoing.

Section 7.02          Access to Information. From the date hereof until the Effective Time, and subject to Applicable Law, upon reasonable notice during normal business hours, the Company shall (and shall cause its Subsidiaries to) use reasonable best efforts to (i) subject to reasonable logistical restrictions as a result of COVID-19 or any COVID-19 Measures, give Parent, its officers, directors, employees, investment bankers, attorneys, lenders, underwriters, accountants, consultants or other agents, advisors or other representatives (“Representatives”) reasonable access to the Company’s Representatives and its offices, properties, assets, books, records, work papers and other documents related to the Company and its Subsidiaries, (ii) furnish to Parent and its Representatives such existing financial and operating data and other information as such Persons may reasonably request, and (iii) instruct its Representatives to cooperate reasonably with Parent in its investigation of the Company and its Subsidiaries; provided, that neither the Company nor any of its Subsidiaries shall be required to provide access or disclose information where such access or disclosure (x) would, in each case, upon the advice of legal counsel, jeopardize the attorney-client privilege of the Company or any of its Subsidiaries or violate any Applicable Law or Contract entered into prior to the date of this Agreement, or (y) relates to any Acquisition Proposal (except as required by Section 7.03); provided that the Company will use reasonable best efforts to obtain the approval of the counterparty to any such Contract to permit Parent and its Representatives access to same. Notwithstanding the foregoing, Parent shall not (A) have access to personnel records of the Company or any of its Subsidiaries relating to individual performance or evaluation records, medical histories or other information the disclosure of which could reasonably be expected to subject the Company or any of its Subsidiaries to risk of liability, or (B) conduct or cause to be conducted any sampling, testing or other invasive investigation of the air, soil, soil gas, surface water, groundwater, building materials or other environmental media at any real property or facility owned, leased or operated by the Company or any of its Subsidiaries. Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries. No information or knowledge obtained in any investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty made by the Company hereunder. Notwithstanding the foregoing, in the case of any information that in the reasonable, good faith judgement of the Company is competitively sensitive, such information shall be provided to Parent pursuant to a “clean room” arrangement agreed between the parties that is intended to permit the sharing of such information in compliance with Applicable Laws. The information provided pursuant to this Section 7.02 shall be kept confidential by the recipient thereof in accordance with the Confidentiality Agreement. The Confidentiality Agreement shall terminate as of the Effective Time.

Section 7.03          No Solicitation; Other Offers.

(a)           General Prohibitions. From and after the date hereof, until the earlier to occur of the Acceptance Time and termination of this Agreement in accordance with Article 11, neither the Company nor any of its Subsidiaries shall, nor shall the Company or any of its Subsidiaries authorize or permit any of its or their Representatives to, directly or indirectly, (i) solicit, initiate or knowingly take any action to facilitate (including by way of furnishing non-public information) or encourage any inquiries or expressions of interest with respect to, or the making or submission of, any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, (ii) enter into, engage in or participate in any discussions or negotiations with, furnish any information relating to the Company or any of its Subsidiaries or any of their respective assets or afford access to the business, properties, assets, books, records, work papers and other documents related to the Company or any of its Subsidiaries in furtherance of or for the purpose or expectation of obtaining, otherwise cooperate in any way with, or assist, participate in, knowingly facilitate or knowingly encourage any effort by any Third Party that is seeking to make, or has made, an Acquisition Proposal (other than to state the terms of this Agreement prohibit such discussion), (iii) (A) grant any waiver or release under (or fail to use reasonable best efforts to enforce) any standstill or similar agreement with respect to any class of Equity Securities of the Company, (B) qualify, withdraw or modify in a manner adverse to Parent or Merger Sub, or propose publicly to qualify, withdraw or modify in a manner adverse to Parent or Merger Sub the Company Board Recommendation, (C) adopt, endorse, approve, accept or recommend, or propose publicly to adopt, endorse, approve or recommend, any Acquisition Proposal, or resolve to take any such action, (D) publicly make any recommendation in connection with a tender offer or exchange offer (other than the Offer) other than a recommendation against such offer or a temporary “stop, look and listen” communication by the Board of Directors of the type contemplated by Rule 14d-9(f) under the 1934 Act; (E) following the date any Acquisition Proposal or any material modification thereto is first publicly announced, fail to issue a press release reaffirming the Company Board Recommendation within seven (7) Business Days after a request by Parent to do so or (F) fail to include the Company Board Recommendation in the Schedule 14D-9 when disseminated to the Company’s stockholders (any of the foregoing in this clause (iii), other than clause (A), an “Adverse Recommendation Change”), or (iv) enter into any agreement in principle, memorandum of understanding, letter of intent, indication of interest, term sheet, merger agreement, acquisition agreement, joint venture agreement, option agreement or other Contract (x) relating or that would be reasonably be expected to lead to any Acquisition Proposal or (y) requiring it to abandon, terminate or fail to consummate the Merger or any of the Transactions. It is agreed that any violation of the restrictions on the Company set forth in this Section 7.03 by any Subsidiary of the Company or any Representative of the Company or any of its Subsidiaries, in each case, acting at the direction of the Company, shall be a breach of this Section 7.03 by the Company.

(b)           Exceptions. Notwithstanding Section 7.03(a), at any time prior to the Acceptance Time:

(i)            the Company, directly or indirectly through its Representatives, may (A) engage in discussions with any Third Party and its Representatives (including by taking any of the actions described in clause (i) or (ii) of Section 7.03(a)) that has made a bona fide written Acquisition Proposal that (i) did not result from a material breach of this Section 7.03 and (ii) the Board of Directors has determined in good faith, after consultation with outside legal counsel and its independent financial advisor, is or could reasonably be expected to lead to a Superior Proposal and (B) furnish to any Third Party and its Representatives non-public information relating to the Company or any of its Subsidiaries pursuant to a confidentiality agreement (a copy of which shall be provided for informational purposes only to Parent) with such Third Party and/or such Representatives with terms no less favorable to the Company than those contained in the Confidentiality Agreement; provided that (1) such confidentiality agreement may contain a less restrictive or no standstill restriction, in which case the Confidentiality Agreement shall automatically and without the action by any Person be deemed to be amended to contain only such less restrictive provision, or to omit such provision, as applicable, and (2) all such information (to the extent that such information has not been previously provided or made available to Parent) is provided or made available to Parent, as the case may be, promptly (and in any event within 24 hours) following the time it is provided or made available to such Third Party and/or such other Representatives);

(ii)           subject to compliance with Section 7.03(d) and Section 7.03(e), the Board of Directors may make an Adverse Recommendation Change (i) in connection with a Superior Proposal or (ii) in response to events, changes or developments in circumstances that are material to the Company and its Subsidiaries, taken as a whole, that were not known to or reasonably foreseeable by the Board of Directors as of or prior to the date hereof and becomes known to the Board of Directors after the date hereof and prior to the Acceptance Time (an “Intervening Event”); provided that in no event shall any of the following constitute or contribute to an Intervening Event: (A) changes in the market price or trading volume of the Shares, in and of itself (however the underlying reasons for such changes may constitute an Intervening Event), (B) the receipt, existence or terms of any Acquisition Proposal or any inquiry, offer, request or proposal that would reasonably be expected to lead to an Acquisition Proposal, (C) conditions (or changes in such conditions) in the oil and gas exploration and production industry (including changes in commodity prices, general market prices and regulatory changes affecting the industry), (D) changes in the Company’s reserves estimates (including categorization thereof) or production volumes as compared to expected, forecasted or previously estimated amounts or (E) changes in the value of any land or any real property interest, regardless of whether owned by the Company or any other Person;

(iii)          subject to compliance with the procedures set forth in Section 11.01(d)(i), terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal; and

(iv)          the Company and the Board of Directors may take the actions described in clause (iii)(A) of Section 7.03(a);

in each case, referred to in the foregoing clauses (i), (ii), (iii) and (iv) only if the Board of Directors determines in good faith, after consultation with outside legal counsel that the failure to take such action would be inconsistent with its fiduciary duties under Delaware law.

(c)           In addition, nothing contained herein shall prevent the Board of Directors from (i) complying with Rule 14e-2(a) or Rule 14d-9 under the 1934 Act or (ii) making any disclosure to the stockholders of the Company if the Board of Directors determines in good faith, after consultation with outside legal counsel, that the failure to make such disclosure would be inconsistent with its fiduciary duties under Delaware law; provided, that any such disclosure referred to in clause (i) or (ii) that relates to an Acquisition Proposal shall be deemed to be an Adverse Recommendation Change unless (x) the Board of Directors expressly reaffirms the Company Board Recommendation in or in connection with such disclosure or (y) such disclosure is a “stop, look and listen” communication to the stockholders of the Company pursuant to Rule 14d-9(f) promulgated under the 1934 Act; provided, further, that this Section 7.03(c) shall not be deemed to permit the Board of Directors to make an Adverse Recommendation Change except, in each case, to the extent permitted by Section 7.03(e).

(d)           From and after the date hereof and until the earlier to occur of the Acceptance Time and the date of termination of this Agreement in accordance with Article 11, the Company shall notify Parent promptly (and in any event within 48 hours after the Company obtains Knowledge thereof) after receipt by the Company (or any of its Representatives) of (i) any Acquisition Proposal or (ii) any request from any Person (other than Parent or Merger Sub) to discuss or negotiate with respect to an Acquisition Proposal, and thereafter shall (A) keep Parent reasonably informed, on a prompt basis (and in any event within 48 hours), of any material development regarding the status or terms of any such expressions of interest, proposals or offers (including any amendments thereto) and (B) provide to Parent as soon as reasonably practicable after receipt or delivery thereof (and in any event within 24 hours) copies of all correspondence and other written material sent by or provided to the Company, its Subsidiaries or Representatives from any Person that describes any of the material terms or conditions of any Acquisition Proposal. In connection with such notice, the Company shall indicate the identity of such Person. The Company shall provide such notice orally and in writing and shall identify the Third Party making, and the material terms and conditions of, any such Acquisition Proposal. Any material amendment to any Acquisition Proposal, as determined by the Company in good faith, will be deemed to be a new Acquisition Proposal for purposes of the Company’s compliance with this Section 7.03(d).

(e)           The Board of Directors shall not make an Adverse Recommendation Change or terminate this Agreement pursuant to Section 11.01(d)(i), unless (i) the Company notifies Parent in writing, at least three (3) Business Days before taking that action, of its intention to do so, specifying in reasonable detail the reasons for such Adverse Recommendation Change and/or such termination (which notice shall not constitute an Adverse Recommendation Change or termination), attaching in the case of an Adverse Recommendation Change to be made in connection with a Superior Proposal or a termination of this Agreement pursuant to Section 11.01(d)(i), the most current version of the proposed agreement under which a Superior Proposal is proposed to be consummated and the identity of the Third Party making the Acquisition Proposal, (ii) in the case of an Adverse Recommendation Change to be made pursuant to a Superior Proposal, such Superior Proposal did not result from a material breach of this Section 7.03, (iii) in the case of an Adverse Recommendation Change to be made pursuant to an Intervening Event, a reasonably detailed description of the reasons for making such Adverse Recommendation Change, (iv) the Company has negotiated, and has caused its Representatives to negotiate, reasonably and in good faith with Parent during such notice period any revisions to the terms of this Agreement that Parent proposes and has not withdrawn in response to such Superior Proposal and that would be binding on Parent if accepted by the Company and (v) following the end of such notice period, the Board of Directors shall have determined, in consultation with outside legal counsel and its independent financial advisor, and giving due consideration to such revisions proposed by Parent, that in the case of an Adverse Recommendation Change to be made in connection with a Superior Proposal or a termination of this Agreement pursuant to Section 11.01(d)(i), such Superior Proposal would nevertheless continue to constitute a Superior Proposal (assuming such revisions proposed by Parent and not withdrawn were to be given effect) (it being understood and agreed that any amendment to the financial terms or other material terms of such Superior Proposal shall require a new written notification from the Company; provided that for the purposes of such new notification all references to “three (3) Business Days” shall be deemed to be “two Business Days”) and (vi) in the case of an Adverse Recommendation Change to be made pursuant to an Intervening Event, such Intervening Event would nevertheless necessitate the need for such Adverse Recommendation Change (it being understood and agreed that any material change to the facts and circumstances relating to such Intervening Event shall require a new written notification from the Company; provided that for the purposes of any such new notification all references to “three (3) Business Days” shall be deemed to be “two Business Days”), and in either case, the Board of Directors determines in good faith, after consultation with outside legal counsel, that failure to take such action would be inconsistent with its fiduciary duties under Delaware law.

(f)           For purposes of this Agreement, “Superior Proposal” means any bona fide unsolicited written Acquisition Proposal (substituting the term “50%” for the term “20%” in each instance where such term appears therein) that the Board of Directors determines in good faith, after consultation with its financial advisor and outside legal counsel and taking into account all the terms and conditions of the Acquisition Proposal, including any break-up fees, expense reimbursement provisions and legal, financial, regulatory and other aspects of such proposal, including conditions to consummation, are more favorable to the Company’s stockholders than as provided hereunder (taking into account any revisions proposed by Parent and not withdrawn to amend the terms of this Agreement pursuant to Section 7.03(d)).

Section 7.04          Compensation Arrangements. Prior to the Effective Time, the Company will take all steps that may be necessary or advisable to cause each Employee Plan pursuant to which consideration is payable to any officer, director or employee entered into by the Company or any of its Subsidiaries on or after the date hereof to be approved or ratified as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(2) under the 1934 Act in a manner that satisfies the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) of the 1934 Act.

Section 7.05          Stockholder Litigation. From and after the date hereof, the Company shall as promptly as practicable advise Parent orally and in writing of any claim, action, suit or proceeding (including derivative claims) commenced or, to the Knowledge of the Company, threatened against the Company and/or its directors or executive officers relating to this Agreement and the Transactions and shall keep Parent promptly and reasonably informed regarding any such claim, action, suit or proceeding. The Company shall give Parent the opportunity to participate in the defense or settlement of any such claim, action, suit or proceeding and shall give due consideration to Parent’s views with respect thereto. The Company shall not agree to any settlement of any such claim, action, suit or proceeding without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

Section 7.06          Derivative Matters. The Company shall use reasonable best efforts to assist Parent, its Affiliates and its and their Representatives in obtaining such novations, amendments and/or waivers with respect to any Derivative Transaction of the Company or any of its Subsidiaries, in each case to be effective as of the Effective Time in order to prevent the consummation of the Transactions from resulting in the termination of such Derivative Transactions, such novations, amendments and/or waivers to be on terms that are reasonably satisfactory to Parent and effective at and conditioned upon the Closing. In addition, the Company shall not (and shall cause each of its Subsidiaries to not) enter into any new Derivative Transaction, other than on terms and conditions approved in advance in writing by Parent (such approval not to be unreasonably withheld, conditioned or delayed). Furthermore, the Company shall reasonably cooperate with the Parent with a view toward terminating, entering into, or replacing any Derivative Transaction, as requested by the Parent (including all terms and conditions thereof requested by the Parent) and, subject to compliance with any Contract governing then existing material indebtedness of the Company or any of its Subsidiaries, shall (a) terminate any Derivative Transaction as requested by the Parent or (b) enter into or replace any Derivative Transaction as requested by the Parent; provided that, in each case, such termination, new Derivative Transaction or modification shall only become effective following the Effective Time. Notwithstanding anything to the contrary in this Agreement, the Company and its Subsidiaries shall not be required to (x) incur any out of pocket expenses in connection with the activities contemplated by this Section 7.06 or (y) take any action under this Section 7.06 that is not contingent on the occurrence of the Closing or that must be effective before the Effective Time. Further, nothing in this Section 7.06 will require any Representative of the Company or any of its Subsidiaries to deliver any certificate or take any other action under this Section 7.06 that could reasonably be expected to result in personal liability to such Representative or the Representatives of the Company or its Subsidiaries to deliver any legal opinions.

Section 7.07          Tax Matters. Upon written request by Parent at least 48 hours prior to the Expiration Time and contingent on the Closing, the Company and Goodrich Petroleum Company, L.L.C. shall cause a protective election to be made under Section 336(e) of the Code and the Treasury Regulations promulgated thereunder (and any corresponding election under state or local law) with respect to Goodrich Petroleum Company, L.L.C. In the event Parent requests a protective Section 336(e) election be made, the foregoing parties shall take, and shall cause their subsidiaries to take, all necessary steps to properly make such protective Section 336(e) election in accordance with the Treasury Regulations contingent on the Closing.

Article 8
Covenants of Parent

Parent agrees that:

Section 8.01          Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Offer and the Merger on the terms and conditions set forth in this Agreement.

Section 8.02          Director and Officer Liability. Parent shall, and shall cause the Surviving Corporation, and the Surviving Corporation hereby agrees, to do the following:

(a)           For six years after the Effective Time, Parent shall, and shall cause the Surviving Corporation to indemnify and hold harmless the present and former officers and directors of the Company (each, an “Indemnified Person”) in respect of acts or omissions occurring at or prior to the Effective Time to the fullest extent permitted by Delaware law or any other Applicable Law or provided under the Company’s Organizational Documents in effect on the date hereof; provided that such indemnification shall be subject to any limitation imposed from time to time under Applicable Law. If any Indemnified Person is made party to any claim, Action, suit, proceeding or investigation arising out of or relating to matters that would be indemnifiable pursuant to the immediately preceding sentence, Parent shall, and shall cause the Surviving Corporation to, advance fees, costs and expenses (including attorneys’ fees and disbursements) as incurred by such Indemnified Person in connection with and prior to the final disposition of such claim, Action, suit, proceeding or investigation, provided such Person agrees to reimburse the Surviving Corporation if it is ultimately determined such Indemnified Person is not entitled to indemnification in respect of such claim, Action, suit, proceeding or investigation.

(b)          For six years after the Effective Time, Parent shall cause to be maintained in effect provisions in the Surviving Corporation’s Organizational Documents (or in such documents of any successor to the business of the Surviving Corporation) regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions in existence on the date of this Agreement.

(c)           From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation and its Subsidiaries to honor and comply with their respective obligations under any indemnification agreements with any Indemnified Person, and not amend, repeal or otherwise modify any such agreement in any manner that would adversely affect any right of any Indemnified Person thereunder without the prior approval of such Indemnified Person.

(d)          Prior to the Effective Time, the Company shall or, if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to, obtain and fully pay the premium for the non-cancellable extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policies (collectively, “D&O Insurance”), in each case, for a claims reporting or discovery period of at least six years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of the Company or any of its Subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby); provided that the Company shall give Parent a reasonable opportunity to participate in the selection of such tail policy and the Company shall give reasonable and good faith consideration to any comments made by Parent with respect thereto. If the Company or the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall continue to maintain in effect, for a period of at least six years from and after the Effective Time, the D&O Insurance in place as of the date hereof with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies as of the date hereof, or the Surviving Corporation shall purchase from the Company’s current insurance carrier or from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance comparable D&O Insurance for such six-year period with terms, conditions, retentions and limits of liability that are no less favorable than as provided in the Company’s existing policies as of the date hereof. Notwithstanding the foregoing, in no event shall Parent or the Surviving Corporation be required to, and in no event shall the Company be permitted to, without Parent’s prior written consent, expend for the policies pursuant to this Section 8.02 an aggregate premium amount in excess of 300% of the amount per annum the Company paid in its last full fiscal year; and provided further that if the aggregate premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount.

(e)           If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 8.02.

(f)            The rights of each Indemnified Person under this Section 8.02 shall be in addition to any rights such Person may have under the Organizational Documents of the Company or any of its Subsidiaries, under Delaware law or any other Applicable Law or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person, his or her heirs and his or her representatives.

Section 8.03           Employee Matters.

(a)            For the period commencing on the date of the Closing and ending on the one-year anniversary of the date of the Closing, Parent shall provide, or shall cause its Affiliates (including the Surviving Corporation) to provide, each Continuing Employee with (i) a base salary, wage or commission rate, bonus and other incentive compensation (including equity-based compensation) opportunities, in each case, that are substantially comparable to those provided to such Continuing Employee immediately prior to the Closing, provided, however, that one-time, special or non-recurring grants of compensation by the Company to a Continuing Employee related to the Company’s emergence from bankruptcy shall not be included within the foregoing, and (ii) employee benefits (including, without limitation, all retirement benefits (other than defined benefit pension benefits or retiree medical benefits) and vacation or paid time-off) that are substantially comparable to the other compensation and employee benefits provided to such Continuing Employee immediately prior to the Closing, provided, however, that compensation by the Company to a Continuing Employee related to the Company’s emergence from bankruptcy shall not be included within the foregoing, and (iii) severance payments and benefits upon a qualifying termination of employment that are substantially comparable to the severance payment and benefits set forth on Section 8.03 of the Company Disclosure Schedule.

(b)            From and after the Effective Time, Parent shall, or shall cause its Affiliates (including the Surviving Corporation) to assume and honor their respective obligations under all employment, severance, retention, bonus, change in control and other agreements, if any, between the Company (or a Subsidiary thereof) and a Continuing Employee immediately prior to the Effective Time, including but not limited to the Goodrich 2021 Officer Severance Plan, the Goodrich Non-Officer Employee Change of Control Severance Plan and individual severance agreements.

(c)            Following the Effective Time, Parent shall use reasonable best efforts to provide (or cause to be provided) to each Continuing Employee full credit for prior service with the Company and its Subsidiaries for all purposes under employee benefit plans maintained by Parent or its Subsidiaries for which the Continuing Employee is eligible to participate following the Effective Time (but such service credit shall not be provided for benefit accrual purposes, except for determining eligibility to participate, level of benefits, vesting, vacation and severance) to the same extent as such Continuing Employee was entitled, before the Effective Time, to credit for such service under any analogous Employee Plan; provided that the foregoing shall not apply to the extent that it would result in any duplication of benefits for the same period of service. Parent shall, and shall cause its Subsidiaries (including the Surviving Corporation) to (i) waive all limitations as to preexisting conditions, exclusions, actively-at-work requirements and waiting periods with respect to participation and coverage of the Continuing Employees (and any dependents thereof) under any welfare benefit plans in which such Continuing Employees (and any dependents thereof) may be eligible to participate after the Closing to the same extent such preexisting conditions, exclusions and waiting periods are waived under any analogous Employee Plan prior to the Effective Time and (ii) use reasonable best efforts to, provide each Continuing Employee with credit for any co-payments and deductibles paid by such Continuing Employee during the calendar year in which the Effective Time occurs under the relevant welfare benefit plans in which such Continuing Employee is eligible to participate from and after the Effective Time to the same extent as such Continuing Employee was entitled, prior the Effective Time, to credit of such co-payments or deductibles under any analogous Employee Plan.

(d)            Prior to the Effective Time, the Company shall take such actions as Parent may reasonably request so as to enable Parent or the Surviving Corporation, as the case may be, to effect such actions relating to the Company’s 401(k) Plans (each, a “Company 401(k) Plan”) as Parent may deem necessary or appropriate, which may include having the Company terminate such plan prior to the Effective Time. All resolutions, notices or other documents issued, adopted or executed in connection with the implementation of this Section 8.03(d) shall be subject to Parent’s prior review and approval (which approval shall not be unreasonably withheld, conditioned or delayed).

(e)            Parent shall permit, as soon as practicable following the Effective Time, each Continuing Employee to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code) in cash and, to the extent permitted under the terms of the plan documents (including any applicable Parent or Surviving Corporation plan documents), participant loans in an amount equal to the eligible rollover distribution portion of the account balance distributed to each such Continuing Employee from any Company 401(k) Plan to an “eligible retirement plan” (within the meaning of Section 401(a)(31) of the Code) of Parent or any of its Affiliates (the “Parent 401(k) Plan”). Parent shall cause the Parent 401(k) Plan to accept rollovers by Continuing Employees from any Company 401(k) Plan, including, to the extent permitted under the terms of the plan documents (including any applicable Parent or Surviving Corporation plan documents), participant loans, after the Effective Time.

(f)            Subject to and in compliance with Section 8.03(a), upon request by the Parent in writing within a reasonable period of time prior to the Effective Time, the Company shall cooperate in good faith with the Parent prior to the Effective Time to amend, freeze, terminate or modify any other Company Employee Plan to the extent and in the manner determined by the Parent provided that any such amendment, freeze, termination or modification is (i) effective following the Effective Time (or at such time as mutually agreed upon by the Parent and Company), (ii) permitted by Applicable Law and the applicable Company Employee Plan and (iii) does not alter any Service Provider’s right to any severance, termination, change-of-control or other similar benefit. The Company shall provide the Parent with a copy of the resolutions, plan amendments, notices and other documents prepared to effectuate the actions contemplated by this Section 8.03(f), as applicable, and give the Company a reasonable opportunity to comment on such documents (which comments shall be considered in good faith), and prior to the Effective Time, the Company shall provide the Parent with the final documentation evidencing that the actions contemplated herein have been effectuated to the extent capable of being effectuated prior to the Effective Time following receipt of the Parent’s request.

(g)            Without limiting the generality of Section 12.06, nothing in this Section 8.03, express or implied, (i) is intended to or shall confer upon any Person other than the parties hereto, including any current or former Service Provider, Company Employee or Continuing Employee, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, (ii) shall establish, or constitute an amendment, termination or modification of, or an undertaking to amend, establish, terminate or modify, any Employee Plan or other benefit plan, program, agreement or arrangement, (iii) shall alter or limit the ability of Parent or any of its Subsidiaries (or, following the Effective Time, the Company or any of its Subsidiaries) to amend, modify or terminate any Employee Plan or any other benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them or (iv) shall create any obligation on the part of Parent or its Subsidiaries (or, following the Effective Time, the Company or any of its Subsidiaries) to employ or engage any Service Provider for any period following the Effective Time.

(h)            At the Closing, the Company shall be permitted to pay all amounts due pursuant to its obligation under the agreements and compensatory plans described in Section 5.18(l) of the Company Disclosure Schedule (“Compensatory Obligations”). If and to the extent that at the Closing, the Company is unable to pay the Compensatory Obligations either out of the Company’s cash on hand in excess of $5,000,000 or out of borrowings pursuant to the Company Credit Agreement (to the extent the Company Credit Agreement remains in effect with available borrowing capacity thereunder at and following the Closing), at the Closing, Parent or Merger Sub shall deposit funds with the Company in an aggregate amount sufficient to allow the Company to satisfy the Compensatory Obligations without reducing its cash on hand to an amount below $5,000,000, which funds so deposited by Parent or Merger Sub shall immediately be used to satisfy such obligations.

Section 8.04           Financing Cooperation. Subject to the terms, conditions and limitations in this Agreement, Parent shall use its reasonable best efforts to take, or cause its Affiliates to take, all actions and to do, or cause its Affiliates to do, all things reasonably necessary to obtain, and close concurrently with the Closing, the Equity Financing described in the Equity Commitment Letter on the terms and conditions set forth therein, including (i) to maintain in effect the Equity Commitment Letter until the consummation of the transactions (including the Closing) contemplated hereby, (ii) to satisfy on a timely basis all of the conditions to funding of the Equity Financing in the Equity Commitment Letter that are applicable to Parent, and (iii) subject to the satisfaction of the conditions to funding of the Equity Financing in the Equity Commitment Letter, to consummate the Equity Financing no later than the date on which the Closing is required to occur pursuant to Section 3.01(b). Without the prior consent of the Company, Parent shall not permit any amendment or modification to be made to, or any waiver of any provision or remedy under the Equity Commitment Letter and shall not replace or terminate in whole or in part, the Equity Commitment Letter.

Section 8.05           Parent Support. Prior to termination of this Agreement in accordance with the terms hereof:

(a)            Parent shall not (x) sell, assign, transfer, tender, encumber or otherwise dispose of, or enter into any Contract with respect to the direct or indirect sale, assignment, transfer, tender, encumbrance or other disposition of, any Parent Shares or (y) take any action that would result in any Parent Shares ceasing to be “Excluded stock” under Section 251(h) of the DGCL.

(b)            Except for the enforcement of and as contemplated by any Tender and Support Agreement, and except as contemplated by this Agreement or the Offer Documents, Parent and Merger Sub shall not, and shall not permit any of their Affiliates to, seek to call a meeting of stockholders of the Company or make, or in any way participate, directly or indirectly, in any “solicitation” of “proxies” to vote (as such terms are interpreted in the proxy rules of the Securities and Exchange Commission), or seek to advise or influence any person or entity with respect to the voting of any voting securities of the Company.

Article 9
Covenants of Parent and the Company

The parties hereto agree that:

Section 9.01           Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, the Company and Parent shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate the Transactions and to cause the conditions to the Offer and the Merger set forth in Annex I and Article 10 to be satisfied, including  preparing and filing as promptly as practicable with any Governmental Authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and  obtaining and maintaining all Permits required to be obtained from any Governmental Authority or other third party that are necessary, proper or advisable to consummate the Transactions.

Section 9.02           Certain Filings. The Company and Parent shall reasonably cooperate with one another (i) in connection with the preparation of the Company Disclosure Documents and the Offer Documents and (ii) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material Contracts, in connection with the consummation of the Transactions. In addition, the Company and Parent shall use their respective reasonable best efforts to take such actions or make any such filings and furnish information required in connection therewith or with the Company Disclosure Documents or the Offer Documents, and seek to timely obtain such actions, consents, approvals or waivers from parties under such material Contracts, neither party shall be required to expend money or modify, amend or otherwise alter the term or provision of any such Contracts to obtain any such actions, consents, approvals or waivers.

Section 9.03            Public Announcements. The initial press releases issued by Parent and the Company with respect to the execution of this Agreement shall be reasonably agreed upon by the other party. Thereafter, and except in connection with actions taken under Section 7.03, Parent and the Company shall consult with each other before issuing any press release, having any communication with the press (whether or not for attribution) or making any other public statement, or scheduling any press conference or conference call with investors or analysts, with respect to this Agreement or the Transactions and, except in respect of any public statement or press release that is determined by a party, after consultation with outside legal counsel, to be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association (in which case, such disclosing party will endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to the other party to review and comment upon such public statement or press release), shall not issue any such press release or make any such other public statement or schedule any such press conference or conference call before such consultation. Notwithstanding the foregoing, without prior consultation, each party (a) may communicate information that is not confidential information of any other party with financial analysts, investors and media representatives in a manner consistent with its past practice in compliance with Applicable Law and (b) may disseminate the information included in a press release or other document previously approved for external distribution by the other parties.

Section 9.04            Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments, assurances or other instruments and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 9.05            Merger Without Meeting of Stockholders. The parties shall take all necessary and appropriate action to cause the Merger to be effective without a meeting of stockholders of the Company in accordance with Section 251(h) of the DGCL as soon as practicable following the Acceptance Time. The parties shall use reasonable best efforts to cause the Shares accepted for payment pursuant to the Offer to be transferred to (and registered in the name of) Merger Sub as soon as practicable after the Acceptance Time and prior to the Effective Time.

Section 9.06            Section 16 Matters. Prior to the Effective Time, each party shall take all such steps (to the extent permitted under Applicable Law) as are reasonably necessary to cause any dispositions of Shares in connection with the Transactions (including derivative securities of such Shares) by each individual who is subject to the reporting requirements of Section 16(a) of the 1934 Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the 1934 Act.

Section 9.07           Takeover Statutes. If any Anti-Takeover Law shall become applicable to the Transactions, each of the Company, Parent and Merger Sub and the respective members of their boards of directors shall, to the extent permitted by Applicable Law, use reasonable best efforts to grant such approvals and to take such actions as are reasonably necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated herein and otherwise to take all such other actions as are reasonably necessary to eliminate or minimize the effects of any such statute or regulation on the Transactions.

Section 9.08           Notification of Certain Matters.

(a)            The Company shall promptly notify Parent of (i) any written notice or other communication received by any of the Company or its Subsidiaries from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, if the failure to obtain such consent would reasonably be expected to materially impede or delay the consummation of the Transactions or have a Company Material Adverse Effect; (ii) any Proceeding commenced or, to the Company’s Knowledge, threatened that may materially impede or delay the consummation of the Transactions, or that make allegations that, if true, would, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect; (iii) any inaccuracy of any representation or warranty of the Company contained herein at any time during the term hereof of which the Company obtains Knowledge if such inaccuracy would reasonably be expected to cause any of the conditions set forth in clause (C) of Annex I to fail to be satisfied at the Expiration Time; and (iv) any failure of the Company to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder of which the Company obtains Knowledge if such failure would reasonably be expected to cause the condition set forth in clause (D) of Annex I to fail to be satisfied at the Expiration Time. The delivery of any notice pursuant to this Section 9.08(a) shall not affect or be deemed to modify any representation or warranty of the Company set forth in this Agreement or the conditions to the obligations of Parent and Merger Sub to consummate the Offer or the remedies available to Parent and Merger Sub hereunder.

(b)            Parent shall promptly notify the Company of (i) any written notice or other communication received by Parent or Merger Sub from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, if the failure to obtain such consent would reasonably be expected to materially impede or delay the consummation of the Transactions or have a Company Material Adverse Effect; (ii) any Proceeding commenced or, to Parent’s Knowledge, threatened that may materially impede or delay the consummation of the Transactions; (iii) any inaccuracy of any representation or warranty of Parent or Merger Sub contained herein at any time during the term hereof of which Parent obtains Knowledge if such inaccuracy would reasonably be expected to materially impede or delay Parent and Merger Sub’s ability to consummate the Transactions; and (iv) any failure of either Parent or Merger Sub to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder of which Parent obtains Knowledge if such failure would reasonably be expected to materially impede or delay Parent and Merger Sub’s ability to consummate the Transactions. The delivery of any notice pursuant to this Section 9.08(b) shall not affect or be deemed to modify any representation or warranty of Parent or Merger Sub set forth in this Agreement or the remedies available to the Company hereunder.

(c)            Notwithstanding anything in this Agreement to the contrary, in no event will any failure by the Company or Parent to comply with the applicable terms of this Section 9.08 be used by Parent or Merger Sub, on the one hand, or Company, on the other hand, as applicable, as a basis to (x) terminate this Agreement or (y) assert the failure of any condition in Annex I to be satisfied.

Article 10
Conditions to the Merger

Section 10.01         Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or written waiver by all parties if permissible under Applicable Law of the following conditions:

(a)            no injunction or other order issued by a Governmental Authority of competent jurisdiction or Applicable Law or legal prohibition shall be in effect that prohibits, enjoins, restrains or makes illegal the consummation of the Merger; and

(b)            Merger Sub shall have irrevocably accepted for payment pursuant to Section 2.01(e) all of the Shares validly tendered and not validly withdrawn pursuant to the Offer.

Section 10.02         Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction of the following condition (which in no event shall be waived by the Company):

(a)            Parent shall have complied with its obligations, if any, under Section 8.03(h).

Article 11
Termination

Section 11.01         Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time:

(a)            by mutual written agreement of the Company and Parent;

(b)            by either the Company or Parent, if:

(i)            the Acceptance Time shall not have occurred on or before 5:00 p.m. (New York City time) on May 21, 2022 (such time and date, the “End Date”); provided, that the right to terminate this Agreement pursuant to this Section 11.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement has proximately caused or resulted in the failure of the Acceptance Time to occur by such time; or

(ii)            any injunction or other order issued by a Governmental Authority of competent jurisdiction or Applicable Law or legal prohibition shall be in effect that prohibits, enjoins, restrains or makes illegal the consummation of the Merger or the Offer and with respect to any injunction or order, such injunction or order shall have become final and nonappealable; provided that the right to terminate this Agreement pursuant to this Section 11.01(b)(ii) shall not be available to any party whose material breach of any representation, covenant or obligation of such party set forth in this Agreement is attributable to such final and nonappealable injunction or order.

(c)            by Parent, if, prior to the Acceptance Time:

(i)            the Board of Directors shall have failed to include the Company Board Recommendation in the Schedule 14D-9 when mailed, or shall have effected an Adverse Recommendation Change; provided that, at the time at which Parent would otherwise exercise such termination right, neither Parent nor Merger Sub shall be in material breach of its or their obligations under this Agreement;

(ii)            a breach in any material respect of any representation or warranty or failure to perform in any material respect any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would cause the conditions set forth in clauses (C) or (D) of Annex I not to be satisfied and such breach or failure is incapable of being cured by the End Date or, if curable by the End Date, is not cured by the Company within 30 days after receipt by the Company of written notice of such breach or failure; provided that, at the time of the delivery of such notice, Parent or Merger Sub shall not be in material breach of its or their obligations under this Agreement; or

(d)            by the Company, prior to the Acceptance Time:

(i)            if the Board of Directors has made an Adverse Recommendation Change in order to accept a Superior Proposal and concurrently enter into a binding written definitive acquisition agreement providing for the consummation of a transaction for a Superior Proposal; provided that the Company shall have complied with the applicable provisions of Section 7.03(e) and shall have paid the Termination Fee to Parent in immediately available funds immediately before or simultaneously with and as a condition to such termination; or

(ii)            if a breach in any material respect of any representation or warranty or failure to perform in any material respect any covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement shall have occurred and such breach or failure is incapable of being cured by the End Date or, if curable by the End Date, is not cured by Parent or Merger Sub within 30 days after receipt by Parent of written notice of such breach or failure; provided that, at the time of the delivery of such notice, the Company shall not be in material breach of its obligations under this Agreement.

The party desiring to terminate this Agreement pursuant to this Section 11.01 (other than pursuant to Section 11.01(a)) shall give written notice of such termination to the other party specifying the provision(s) hereof pursuant to which is made and the basis therefor.

Section 11.02         Effect of Termination. If this Agreement is terminated pursuant to Section 11.01, this Agreement shall become void and of no effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other parties hereto; provided that, subject to Section 12.04(b)(iv), if such termination shall result from (i) the Fraud of any party or (ii) a Knowing and Intentional Breach by any party, such party shall be fully liable for any and all liabilities and damages at Law or in equity (which the parties acknowledge and agree shall not be limited to reimbursement of expenses or out of pocket costs). The provisions of this Section 11.02 and Article 12 (but, in the case of Section 12.13, only to the extent relating to obligations required to be performed after termination) shall survive any termination hereof pursuant to Section 11.01.

Article 12
Miscellaneous

Section 12.01         Notices. All notices, requests and other communications to any party hereunder shall be in writing (including electronic mail (“e-mail”) transmission, so long as a receipt of such e-mail is requested and received) and shall be given, if to Parent, Merger Sub or, after the Effective Time, the Company or the Surviving Corporation, to:

Paloma Partners VI, LLC

1100 Louisiana Street, Suite 5100

Houston, TX 77002

Attention: Christopher N. O’Sullivan

Email: cosullivan@palomaresources.com

with a copy (which shall not constitute notice) to:

Hunton Andrews Kurth LLP

600 Travis Street

4200 JPMorgan Chase Tower

Houston, TX 77002

Attention: G. Michael O’Leary; Henry Havre

E-mail: moleary@huntonak.com; hhavre@huntonak.com

if to the Company prior to the Effective Time, to:

Goodrich Petroleum Corporation

801 Louisiana, Suite 700

Houston, TX 77002

Attention: Michael J. Killelea

E-mail: Mike.Killelea@goodrichpetroleum.com

with a copy (which shall not constitute notice) to:

Vinson & Elkins L.L.P.

1001 Fannin Street, Suite 2500

Houston, TX 77002

Attention: Michael S. Telle; Benjamin Barron

E-mail: mtelle@velaw.com; bbarron@velaw.com

or to such other address or e-mail address as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

Section 12.02         Survival of Representations, Warranties, Covenants and Agreements. None of the representations, warranties, covenants and agreements in this Agreement shall survive the Effective Time, except for (a) those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time and (b) those covenants and agreements set forth in this Article 12 (but, in the case of Section 12.13, only to the extent relating to obligations required to be performed after termination).

Section 12.03         Amendments and Waivers. Subject to the last sentence of this Section 12.03, any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective. Following the Acceptance Time and prior to the Effective Time, the parties shall not amend Article 3, or any other provision of this Agreement relating to the Merger, without the prior approval of stockholders of the Company representing a majority of the Shares other than the Shares held by Parent or its Affiliates.

No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 12.04         Expenses.

(a)            General. Except as otherwise provided herein, regardless of whether the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such cost or expense.

(b)            Termination Fee.

(i)            If this Agreement is terminated by Parent pursuant to Section 11.01(c)(i) (Adverse Recommendation Change), or by the Company pursuant to Section 11.01(d)(i) (Superior Proposal), then the Company shall pay to Parent in immediately available funds the Termination Fee, in the case of a termination by Parent, within two (2) Business Days after such termination and, in the case of a termination by the Company, substantially concurrent with such termination, and as a condition thereto.

(ii)           If (A) this Agreement is terminated (x) by Parent or the Company pursuant to Section 11.01(b)(i) (End Date) and at such time the conditions set forth in clause (B) of Annex I shall have been satisfied or (y) by Parent pursuant to Section 11.01(c)(ii) (Other Breach), (B) after the date of this Agreement and prior to such termination, an Acquisition Proposal shall have been publicly announced or otherwise been communicated to the Board of Directors and shall have become publicly known, and, in either case, such Acquisition Proposal has not been unconditionally withdrawn prior to such termination and (C) within 12 months following the date of such termination, the Company or any of its Subsidiaries shall have entered into a definitive agreement with respect to or recommended to its stockholders an Acquisition Proposal which Acquisition Proposal shall have been consummated (provided that for purposes of this clause (C), each reference to “25%” in the definition of Acquisition Proposal shall be deemed to be a reference to “50%”), then the Company shall pay to Parent in immediately available funds, prior to or concurrently with such consummation, the Termination Fee.

(iii)          Payment by the Company of the Termination Fee pursuant to this  Section 12.04 shall be paid by wire transfer of same day funds in accordance with this Section 12.04 to an account designated by Parent, provided that such payments can be delayed until the Business Day after the day on which Parent provides the Company with wiring instructions and such delay will not give rise to a breach of the Company’s obligations under this Section 12.04. If the Company fails to pay when due any amount payable under this Section 12.04 or any portion of such amount, then the Company shall pay Parent interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to Parent in full) at the rate of interest per annum equal to the “Prime Rate” as set forth on the date such payment became past due in The Wall Street Journal “Money Rates” column, plus 300 basis points and, if in order to obtain such payment, Parent or Merger Sub commences a suit that results in a judgment against the Company for any amount payable under this Section 12.04 or any portion of such amount, the Company shall pay to Parent and Merger Sub their reasonable costs and expenses (including reasonable attorneys’ fees) in connection with such suit.

(iv)          Each of Parent and Merger Sub agrees that in the event that the Termination Fee is paid to Parent as required pursuant to Section 12.04, except (x) in the case of Fraud and (y) in the case of a termination of this Agreement by Parent pursuant to Section 11.01(c)(ii) due to a Knowing and Intentional Breach by the Company following which a Termination Fee is payable by the Company pursuant to Section 12.04(b)(ii), (i) the payment of such Termination Fee shall be the sole and exclusive remedy of Parent and Merger Sub and their respective stockholders and all of their Affiliates against the Company or any of its directors, officers and other Affiliates for, and (ii) in no event will Parent or Merger Sub or any of their respective stockholders or any of their Affiliates be entitled to recover any other money damages or any other remedy based on a claim in law or equity with respect to, (1) any loss suffered as a result of the failure of the Merger to be consummated, (2) the termination of this Agreement, (3) any liabilities or obligations arising under this Agreement, or (4) any claims or Actions arising out of or relating to any breach, termination or failure of or under this Agreement, and upon payment to Parent of the Termination Fee in accordance with this Section 12.04, neither the Company nor any of its directors, officers or other Affiliates shall have any further liability or obligation to Parent or Merger Sub or any of their respective stockholders or any of their Affiliates relating to or arising out of this Agreement or the Transactions.

(c)            Other Costs and Expenses. Each party acknowledges that the agreements contained in this Section 12.04 are an integral part of the Transactions and that, without these agreements, the other party would not enter into this Agreement. Any amounts payable pursuant to this Section 12.04 shall be paid to Parent by wire transfer of immediately available funds. Parent shall promptly provide the Company upon request therefor the wire transfer information required to make any payments pursuant to this Section 12.04. In no event shall the Company be required to pay more than one Termination Fee.

Section 12.05         Disclosure Schedule References. No exception, qualification, limitation, document or disclosure set forth in a particular section of the Company Disclosure Schedule shall be deemed to be an exception, qualification, limitation, document or disclosure with respect to any other section of the Company Disclosure Schedule, unless the relevance of such exception, qualification, limitation or disclosure as an exception, qualification, limitation, document or disclosure to such other section is reasonably apparent on its face. The inclusion of any item in the Company Disclosure Schedule shall not be deemed to be an admission or evidence of materiality of such item, nor shall it establish any standard of materiality for any purpose whatsoever.

Section 12.06         Binding Effect; Benefit; Assignment.

(a)            The provisions of this Agreement shall be binding on and, except as provided in Section 8.02, shall inure to the benefit of the parties hereto and their respective successors and assigns. Except as provided in Article 3 and Section 8.02, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

(b)            No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of each other party hereto, and any such attempted assignment without such written consent shall be null and void ab initio.

Section 12.07         Governing Law. This Agreement, and any claims or disputes arising out of or relating to this Agreement (whether based in contract law, tort law, common law or otherwise) arising hereunder, shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

Section 12.08         Jurisdiction. The parties hereto agree that any Action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Transactions (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall only be brought in the Delaware Chancery Court located in New Castle County, Delaware or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the parties hereby irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Action and irrevocably waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of the venue of any such Action in any such court or that any such Action brought in any such court has been brought in an inconvenient forum. Process in any such Action may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 12.01 shall be deemed effective service of process on such party.

Section 12.09         WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO MAKES THIS WAIVER VOLUNTARILY AND ACKNOWLEDGES THAT SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS Section 12.09.

Section 12.10         Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, it being understood that the parties need not sign the same counterpart. Any such counterpart, to the extent delivered by fax or .pdf, .tif, .gif, .jpg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed (including by electronic signature) by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed (including by electronic signature) by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). No party may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a Contract, and each party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

Section 12.11         Entire Agreement. This Agreement (including the Company Disclosure Schedule), the Tender and Support Agreements, the Confidentiality Agreement and the Equity Commitment Letter constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

Section 12.12         Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the Transactions, taken as a whole, are not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 12.13         Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof for which money damages, even if available, would not be an adequate remedy, and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the courts referred to in Section 12.08, in addition to any other remedy to which such party may be entitled under this Agreement. The parties further agree to waive any requirement for the securing or posting of any bond in connection with such remedy, and that such remedy shall be in addition to any other remedy to which a party is entitled at law or in equity. To the extent any party hereto brings an Action to enforce specifically the performance of the terms and provisions of this Agreement (other than an Action to enforce specifically any provision that expressly survives termination of this Agreement), the End Date shall automatically be extended to (i) the 20th Business Day following the resolution of such Action (if the End Date would otherwise occur on or prior to such date) or (ii) such other time period established by the court presiding over such Action.

(The remainder of this page has been intentionally left blank;
the next page is the signature page.)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.

GOODRICH PETROLEUM CORPORATION

By:	/s/ Walter G. Goodrich
Name:	Walter G. Goodrich
Title:	Chairman and Chief Executive Officer

Signature Page to Agreement and Plan of Merger

PALOMA PARTNERS VI HOLDINGS, LLC

By:	/s/ Christopher N. O’Sullivan
Name:	Christopher N. O’Sullivan
Title:	Chief Executive Officer

PALOMA VI MERGER SUB, INC.

By:	/s/ Christopher N. O’Sullivan
Name:	Christopher N. O’Sullivan
Title:	Director

Signature Page to Agreement and Plan of Merger

Annex I

Notwithstanding any other provision of the Offer, but subject to the terms of this Agreement, Merger Sub shall not be required pursuant to Section 2.01(e) or otherwise to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the 1934 Act, pay for, and may delay the acceptance for payment of, or (subject to any such rules and regulations) the payment for, any tendered Shares unless all of the following conditions have been satisfied:

(A)           immediately prior to the expiration of the Offer, there shall have been validly tendered in accordance with the terms of the Offer and “received” (as defined in Section 251(h)(6)(f) of the DGCL) and not validly withdrawn, a number of Shares that represents, together with the Parent Shares, more than one-half (1/2) all Shares then outstanding (the condition set forth in this clause (A) being referred to herein as the “Minimum Condition”);

(B)            there shall not be in effect any injunction or other order issued by a Governmental Authority (whether temporary, preliminary or permanent) in the United States of America that that prohibits, enjoins, restrains or makes illegal the acceptance for payment of, or payment of, Shares pursuant to the Offer or consummation of the Offer or the Merger or making the Offer or the Merger illegal;

(C)            (i) the representations and warranties of the Company set forth in Section 5.01 (Corporate Existence and Power), Section 5.02 (Corporate Authorization), the first sentence of Section 5.05(b) (Capitalization), Section 5.23 (Finders’ Fees), Section 5.24 (Opinion of Financial Advisor) and Section 5.25 (Antitakeover Statutes) shall be true and correct in all material respects at and as of the Acceptance Time as if made on and as of the Acceptance Time (except to the extent that any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period); (ii) the representations and warranties of the Company set forth in the first, second and fourth sentences of Section 5.05(a) of this Agreement shall be true and correct in all respects (except for de minimis inaccuracies) at and as of the Acceptance Time as if made on and as of the Acceptance Time (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period); (iii) the representation and warranty of the Company set forth in Section 5.10(b) shall be true and correct in all respects; and (iv) the representations and warranties of the Company set forth in this Agreement (other than those referred to in clauses (i) through (iii) above) shall be true and correct (disregarding for this purpose all “Company Material Adverse Effect” and “materiality” qualifications contained in such representations and warranties) at and as of the Acceptance Time as if made on and as of the Acceptance Time (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period), except where the failure of such representations and warranties to be so true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(D)           the Company shall have complied with or performed in all material respects its obligations under this Agreement that are required to be complied with or performed at or prior to the Acceptance Time;

Annex I – 1

(E)            the Company shall have delivered to Parent a certificate signed by an authorized officer of the Company dated as of the date on which the Acceptance Time occurs certifying that the Offer Conditions specified in paragraphs (C) and (D) exist;

(F)            if a protective Section 336(e) election is requested by Parent in accordance with Section 7.07, the Company shall have delivered to Parent a written, binding agreement by and between the Company and Goodrich Petroleum Company, L.L.C. to make a protective Section 336(e) election consistent with Treasury Regulations Section 1.336-2(h)(1)(i);

(G)            since the date of this Agreement, there has not been a Company Material Adverse Effect that is continuing; and

(H)            this Agreement shall not have been terminated in accordance with its terms.

Subject to the terms and conditions of this Agreement, the foregoing Offer Conditions (except for the condition set forth in clause (H)) are for the sole benefit of Parent and Merger Sub and, subject to the terms and conditions of this Agreement and the applicable rules and regulations of the SEC, may be waived by Parent or Merger Sub, in whole or in part, at any time, at the sole discretion of Parent or Merger Sub. The failure or delay by Parent or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

Annex I – 2